UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

Notice of Annual Meeting of Stockholders
to be held on August 8, 2018

To the Stockholders of Black Box Corporation:
The Annual Meeting of Stockholders (the “Annual Meeting”) of Black Box Corporation (the “Company”) will be held at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055 on Wednesday, August 8, 2018, at 9:00 a.m. Eastern Daylight Time, to consider and act upon the following matters:

1.	The election of the six (6) persons nominated by our Board of Directors and named in the attached proxy statement to serve as members of our Board of Directors;

2.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2019; and

3.	A non-binding advisory vote to approve the compensation of our named executive officers, as disclosed in the proxy statement.
Stockholders also will be asked to consider such other matters as may properly come before the Annual Meeting. Our Board of Directors has established the close of business on Friday, June 15, 2018 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.
If you plan to attend the Annual Meeting in person, please note that you may be required to present a valid picture identification such as a driver’s license or passport.
Voting by the Internet or telephone is fast and convenient, and each vote is immediately confirmed and tabulated. If a stockholder receives a paper copy of the proxy materials, the stockholder may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, the stockholders can help the Company reduce postage and proxy tabulation costs.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald Basso, Secretary
July 12, 2018

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055
PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS
August 8, 2018
This proxy statement is being furnished to the holders of common stock, par value $.001 per share (“Common Stock”), of Black Box Corporation, a Delaware corporation (the “Company,” “we,” “our” or “us”), in connection with the solicitation by our Board of Directors (“Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on Wednesday, August 8, 2018, at 9:00 a.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055, or at any adjournment thereof. We mailed our Notice and Proxy Statement, our Annual Report for the year ended March 31, 2018 and our proxy card on or about July 16, 2018.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on August 8, 2018:
This proxy statement and the Company’s 2018 Annual Report to stockholders are available for you to review online at www.proxydocs.com/bbox.
Only holders of Common Stock of record as of the close of business on Friday, June 15, 2018, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On that date, 15,234,162 shares of Common Stock, each entitled to one (1) vote per share, were outstanding.
All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Annual Meeting will be voted as specified in the form of proxy. If no specification is made, the shares will be voted FOR each of the nominees named below for election as director; FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019 (“Fiscal 2019”); and FOR approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of which our management had no knowledge prior to the mailing of this proxy statement. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly-executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company) or by attending the Annual Meeting and voting his or her shares in person.
Under our Second Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), Amended and Restated By-laws, as amended (“By-laws”), and applicable state law, abstentions and broker non-votes (which arise when a registered broker, who holds securities in street name, has not received voting instructions from a customer having beneficial ownership of the securities, and the broker does not have discretionary authority to vote on one or more matters being presented at the annual meeting) are each included in the determination of the number of shares present for purposes of determining a quorum. At the Annual Meeting, directors will be elected by a plurality vote (although the Board has adopted a policy requiring any director receiving more “withheld” votes than “for” votes to submit such director's resignation; see the “Board of Directors and Board Committees - Corporate Governance Guidelines - Voting for Directors” section of this proxy statement) and all other matters will be decided by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not votes cast and will not be included in calculating the number of votes necessary for approval of the matter.
Our Board of Directors unanimously recommends a vote FOR each of the nominees named below for election as director; FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for Fiscal 2019; and FOR approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

ANNUAL MEETING MATTERS
Proposal 1 – Election of Directors
Our By-laws provide that the number of directors constituting our entire Board shall be nine (9), or such other number as shall be fixed by the stockholders or by our Board, and that all directors will stand for election each year. Our Board has fixed the number of directors serving on our Board at six (6) members. Each of the directors elected at our Annual Meeting will hold office for a term of one (1) year and until their respective successors are elected and qualified, subject to the right of our stockholders to remove any director as provided in our By-laws. Stockholders may fill any vacancy in the office of a director. In the absence of a stockholder vote, a vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by our Board to fill a vacancy will serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If our Board increases the number of directors, it may fill any vacancy so created.
The holders of Common Stock have one (1) vote for each share owned as of the record date in the election of directors. The six (6) nominees receiving the greatest number of affirmative votes will be elected as directors for terms expiring in 2019.
Upon recommendation of the Nominating & Governance Committee (the “N&G Committee”) of our Board of Directors, our Board has nominated the following six (6) persons for election to the position of director at the Annual Meeting: Cynthia J. Comparin, Richard L. Crouch, Richard C. Elias, Thomas G. Greig, John S. Heller and Joel T. Trammell. These nominees are all directors currently serving on our Board. All of the director nominees are independent under the listing standards of The NASDAQ Stock Market (“NASDAQ”) except for Mr. Trammell as a result of his position as our President and Chief Executive Officer (“CEO”).
The persons named as proxies on the enclosed proxy card were selected by our Board and have advised our Board that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting FOR the election to our Board of Directors of each of our Board’s nominees named above.
Our Board knows of no reason why any nominee for director would be unable to serve as director. If, at the time of the Annual Meeting, any of the named nominees is unable or unwilling to serve as a director, the persons named as proxies intend to vote for such substitute as may be nominated by our Board of Directors.
The following sets forth certain information concerning the nominees for election to our Board of Directors at the Annual Meeting:
Cynthia J. Comparin, 59, was selected to be a director on October 31, 2016 and was elected by our stockholders on August 8, 2017. Ms. Comparin is the founder and Chief Executive Officer of Animato Technologies Corporation, a private company providing business and technology solutions to enterprise clients. Prior to establishing Animato approximately 20 years ago, Ms. Comparin was President of Alltel’s Enterprise Network Services Division, providing consulting, integration and operations services to worldwide customers. Before Alltel, Ms. Comparin was Vice President and General Manager for Nortel’s Network Transformation Services Division, General Manager of Latin America for Recognition International, a global technology company, and was employed by EDS for 10 years in various US-based and international management positions.
Qualifications: Ms. Comparin brings a wealth of experience gained as the founder and chief executive officer of a privately-held systems integration, business process and technical consulting company with a client base of Global 2000 companies. Her background includes international business development, business restructuring, mergers, acquisitions and divestitures, operations, management, finance, accounting, marketing and sales.
Richard L. Crouch, 71, was elected as a director on August 10, 2004. Mr. Crouch was a General Partner with the firm of PricewaterhouseCoopers LLP from 1979 to 2004, having served as an Audit Partner principally assigned to public companies. He served in various capacities for the firm, including service as a regional accounting, auditing and Securities and Exchange Commission (“SEC”) services consultant. He retired from the firm on July 2, 2004.
Qualifications: Mr. Crouch adds significant financial reporting and management expertise as a result of his more than 35 years of experience with a large public accounting firm which provided him with exposure to and interaction with a variety of industries and companies. He is one of our Audit Committee financial experts. His tenure as an SEC services consultant for PricewaterhouseCoopers LLP gives Mr. Crouch first-hand insight into the financial reporting and disclosure obligations of the Company, which is a vitally important qualification for service on our Board.
Richard C. Elias, 64, was selected to be a director on November 3, 2014 and was elected by our stockholders on August 11, 2015. Mr. Elias retired from PPG Industries, Inc. (“PPG”), a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass in April 2014. Prior to his retirement, Mr. Elias served as the Senior Vice President - Optical and Specialty Materials of PPG from 2008 to 2014, and Vice President, Optical Products of PPG from 2000 to 2008. Mr. Elias also served as the President, and then Chief Executive Officer, of Transitions Optical, Inc., a subsidiary and then joint venture of PPG, from 1995 to 2014. Mr. Elias is a director of Universal Display Corporation.

Qualifications: Mr. Elias has significant executive experience including more than 20 years as the chief executive officer of a global manufacturer and distributor that experienced significant growth and expansion. During his nearly 40-year career, Mr. Elias has had leadership positions responsible for product development, sales and marketing, budgeting, strategic planning, operations and executive management.
Thomas G. Greig, 70, was elected as a director on August 10, 1999 and appointed as non-executive Chairman of the Board in May 2004. Mr. Greig was a Senior Managing Director of Liberty Capital Partners, a private equity partnership, from 1998 until his retirement in June 2016. He is also the non-executive Chairman of the Board of publicly-held Rudolph Technologies, Inc. and a privately-held company.
Qualifications: Mr. Greig brings more than 40 years of financial experience to our Board. His career has included over 25 years in a corporate finance environment and more than 15 years of investment management and private equity experience. He has served as an audit committee member for numerous companies, both privately-held and public and a public not-for-profit foundation. As a result, he has significant expertise and insight into finance and corporate governance issues that are invaluable to our Board.
John S. Heller, 64, was selected to be a director on March 27, 2013 and was elected by our stockholders on August 6, 2013. Mr. Heller retired from Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives, in February 2012. He held a number of positions of increasing responsibility at Caterpillar during a 38-year career, last serving as Vice President and Chief Information Officer for more than the last 5 years.
Qualifications: Mr. Heller brings almost 40 years of experience in the information technology arena in which he oversaw the procurement, installation and operation, for a world-wide enterprise, of many of the products and services provided by the Company. He also brings significant executive-level managerial skills including broad experience in operations, mergers and acquisitions and strategic planning and execution. His experience and in-depth knowledge of the technology industry provides valuable insight to the Board with respect to industry practices and the challenges and risks facing the Company particularly from the perspective of a large, international enterprise.
Joel T. Trammell, 53, was elected to the position of President and CEO on November 16, 2017. He previously was selected to be a director on March 27, 2013 and was elected by our stockholders on August 6, 2013. Mr. Trammell is the founder and was Chief Executive Officer of Khorus Software, LLC, a provider of software-based management systems, until November 2017. He also has been a Managing Partner of Lone Rock Technology Group, a private equity firm, since 2011, and a Managing Partner of Lake Austin Advisors, a hedge fund, since 2013. He was a founder and the Chief Executive Officer of CacheIQ, Inc., a network computing company, from June 2010 until it was acquired by NetApp, Inc. in November 2012. Previously, he was a founder and served as the Chief Executive Officer of NetQoS, Inc., a network management software and services company, from June 2000 to November 2009.
Qualifications: As our CEO, Mr. Trammell is responsible for determining and implementing the strategic direction of the Company, serving as the liaison between the Board and management. He also is responsible for implementing the directives of the Board. Mr. Trammell has significant experience in the technology and computer networking sphere and served as the chief executive officer for two (2) startup technology companies which grew to significant size prior to successful exit transactions. He brings to the Board broad experience in management, operations, strategic growth and sales. His service on the boards of other technology-based companies and his experience in the industry allows him to provide valuable insight to our Board with respect to industry practices and the challenges and risks facing the Company.
Our Board of Directors unanimously recommends that our stockholders vote FOR each of our Board’s nominees for election to our Board.
Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for Fiscal 2019. As a sound governance matter, our Audit Committee has determined to submit the appointment to our stockholders for ratification at the Annual Meeting.
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting is required for the ratification by our stockholders of such appointment. Unless otherwise directed by our stockholders, proxies will be voted FOR the ratification of the appointment of BDO as our independent registered public accounting firm for Fiscal 2019. In the event that this appointment is not ratified by the stockholders, our Audit Committee will consider this vote in determining its future appointment of our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the Company’s and its stockholders’ best interests.
A representative of BDO is expected to be present at the Annual Meeting, will not be making a statement but will be available to respond to appropriate questions.

Our Board of Directors unanimously recommends that our stockholders vote FOR approval of the ratification of the appointment of BDO as our independent registered public accounting firm for Fiscal 2019.

Proposal 3 – Advisory Vote to Approve the Compensation of our Named Executive Officers
Our stockholders have the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC for smaller reporting companies, including the “Compensation Discussion” (“CD”) section set forth in this proxy statement under the caption “Executive Compensation and Other Information” and the compensation tables and narrative following the CD.
At our 2017 Annual Meeting of Stockholders, the Company held an advisory (non-binding) vote to determine the frequency of future “Say on Pay” votes. Based on the voting results for this proposal at the 2017 Annual Meeting of Stockholders, the Board determined that the advisory vote to approve the compensation of our named executive officers will be conducted annually, until the next advisory vote is held to determine the frequency of the “Say on Pay” vote, which will occur at this Annual Meeting.
We believe that our CD and other compensation disclosures included in this proxy statement evidence a sound and prudent compensation philosophy and set of policies and practices and that our compensation decisions are consistent with that philosophy and those policies and practices.
In light of the foregoing considerations, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the CD and the compensation tables and narrative following the CD. Although this is an advisory vote which will not be binding on the Compensation Committee of the Board or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote and consider stockholders’ concerns in future determinations concerning executive compensation.
Our Board of Directors unanimously recommends that our stockholders vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

BOARD OF DIRECTORS AND BOARD COMMITTEES
Our Board of Directors held nine (9) meetings during the fiscal year ended March 31, 2018 (“Fiscal 2018”). During Fiscal 2018, each director attended not fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of our Board and the total number of meetings of each committee on which such director served during the period in which such director served on our Board and such committee. Executive sessions of the non-employee members of our Board are scheduled for each regular Board meeting and many committee meetings and many regular Board meetings and certain committee meetings include such an executive session.
Stockholders can communicate with our Board or individual directors by writing to the Company’s Secretary at: Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055. Our Board believes that our annual meeting also is an appropriate forum for stockholder communications with our Board. Our Board strongly encourages board member attendance at all meetings, including annual meetings with stockholders. All directors attended the Annual Meeting of Stockholders held in August 2017.
Corporate Governance Guidelines
Our Board of Directors has adopted the Black Box Corporation Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management levels. These Guidelines were established to assist the Board in the exercise of its duties and responsibilities. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally-binding obligations.
A complete copy of the Guidelines is available in the “About Black Box - Investor Relations - Corporate Governance” section of our website at www.blackbox.com. Any changes to the Guidelines will be posted on our website.
The following is a summary that provides highlights of our Guidelines and many related corporate governance matters:
Director Independence. A substantial majority of the members of the Board shall qualify as independent directors under all appropriate tests as determined by the Board. It is the sense of the Board that, absent compelling circumstances, all members of the Audit Committee, Compensation Committee and N&G Committee of the Board shall be independent. The Board undertakes a regular review of director independence, generally not less frequently than annually.
Board Leadership Structure. It is the sense of the Board that a separate CEO and Chairman of the Board is currently the most appropriate structure for the Company because it allows each person to focus on his or her respective roles. By retaining these separate roles, our CEO can focus attention solely on the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board can focus attention on providing guidance to the CEO and presiding over meetings of the Board. The Board has adopted a resolution that the Chairman of the Board shall be an independent director under the applicable SEC and NASDAQ rules. The Board believes that this leadership structure enhances (i) the Board’s oversight of, and independence from, Company management, (ii) the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and (iii) overall corporate governance. In the event that the Board determines that it is in the best interests of the Company that the positions of CEO and Chairman be held by the same person, the Board shall establish a Lead Independent Director to ensure that the Board serves in a capacity independent of Company management and that all independent directors have an independent leadership contact.
Size of the Board. The Board does not believe that there is a “correct” number of directors for the Company. Instead, the Board, in accordance with the By-laws, will determine, from time to time, the appropriate number of directors.
Board Nominees/Vacancies. The N&G Committee is responsible for making recommendations of potential Board members to the Board. The Board is responsible for nominating potential members for election to the Board at meetings of the stockholders and for filling vacancies on the Board that may occur between such stockholder meetings. The N&G Committee and the Board consider the independence, experience relative to our business and the needs of our Board, diversity and the ability to represent our stockholders when evaluating potential nominees. Potential Board members should show a willingness to fully participate in Board meetings, a proven track record of career accomplishments, the ability to make sound judgments and leadership qualities. Although the Company does not have a specific diversity policy as it relates to the evaluation of potential Board members, the N&G Committee charter provides that the committee is to consider diversity when evaluating candidates. Accordingly, the N&G Committee strives to identify potential Board members with a diverse array of talents, backgrounds and perspectives.
Outside Board Membership. The Board does not have a policy limiting the number of other public company boards upon which a director may sit. Independent directors should advise the Chairman in advance of accepting an invitation to serve on another public company board. Sitting on another public company’s board should not create a conflict of interest or impair the director’s ability to provide sufficient time to carry out his or her duties as a director of the Company. Management directors shall seek and obtain the approval of the Board before accepting an invitation to serve on a public company board.
Term Limits/Retirement Age. The Board has not established term limits or a retirement age. While term limits or a retirement age may help ensure that fresh ideas and viewpoints are available to the Board, they also may provide the disadvantage of losing the beneficial contribution of directors who have developed, over a period of time, increasing knowledge of, and insight into, the Company and its operations and who, therefore, could bring experience-based contributions to the Board as a whole.
Change in Director Relationships. When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director should notify the Chairman who shall consult with the N&G Committee. Following such consultation, the N&G Committee will recommend to the Board the action, if any, to be taken with respect to such director.
Voting for Directors. In any uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” such director's election is required, within ten (10) business days following the certification of the stockholder vote, to tender his or her written resignation to the Chairman of the Board for consideration by the N&G Committee. The N&G Committee will promptly consider such tendered resignation and will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the N&G Committee will consider all factors deemed relevant including any stated reason why stockholders who cast “withhold” votes for the director did so, the qualifications of the director and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders. The N&G Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed to have resulted in the “withheld” votes. The Board will take formal action no later than 90 days following the date of the stockholders’ meeting at which the election occurred and will promptly disclose its decision (and the reason(s) therefor) in a Form 8-K furnished to the SEC. No director who, in accordance with this policy, is required to tender his or her resignation may participate in the N&G Committee’s deliberations or recommendation, or in the Board’s deliberations or determination.
Meetings of the Board. The Board meets regularly on previously determined dates. Board meetings are held at least quarterly. Each Board member is expected to attend Board meetings and meetings of the committees on which the director serves in person. The agenda for each Board and Board committee meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors’ review prior to the meeting.

Executive Sessions. The independent directors, consisting of all directors other than any directors who are employed by or officers of the Company, generally meet in executive session at each Board meeting. The Chairman presides over these meetings.
Annual Meeting of Stockholders. All directors are expected to attend the Annual Meeting of Stockholders.
Communications with Directors. Stockholders can communicate with our Board or individual directors by writing to the Company’s Secretary at: Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055. Our Board believes that our annual meeting also is an appropriate forum for stockholder communications with our Board.
Code of Business Conduct & Ethics. The Board has approved and adopted our Code of Business Conduct & Ethics (the “Code of Business Conduct”) applicable to all directors, officers and employees of the Company and its subsidiaries (available in multiple languages in the “Legal - Ethics” section of our website at www.blackbox.com). In addition, the Company has adopted an additional Code of Ethics for Senior Financial Officers (available in the “About Black Box - Investor Relations - Corporate Governance” section of our website at www.blackbox.com). The Company will promptly disclose on its website (i) any amendments to or waivers of a director’s or executive officer’s compliance with the Code of Business Conduct and (ii) any amendments to or waivers of the Code of Ethics for Senior Financial Officers.
Risk Management. Our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. No single Board committee, however, is responsible for overall risk oversight. Rather, each Board committee identifies and assesses Company risk, as appropriate, within its given area of responsibility, and any such identified risk is reported to the Board as part of the governance process. For example, our Compensation Committee reviews, generally on an annual basis, the Company’s compensation policies and practices in order to assess whether such policies and practices are reasonably likely to have a material adverse effect on the Company. We conduct an annual risk assessment to identify the most significant risks to which we are subject. The results of this assessment are compiled and reported to our Audit Committee which reports the most significant risks to the Board. Management discusses those risks with the Board, along with mitigating factors, and the Board then makes recommendations regarding remedial actions where necessary.
Related Party Transactions/Conflicts of Interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying all transactions between the Company and any related persons. Our Code of Business Conduct requires that all directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, our Code of Business Conduct provides that directors, officers and employees must openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and our interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, the Chief Financial Officer or General Counsel. The Chief Financial Officer and General Counsel make reports to the Audit Committee regarding compliance with the Code of Business Conduct. Further, the Chief Financial Officer makes reports to the Audit Committee with respect to proposed related-party transactions for which that committee’s approval would be required.
Compensation of Directors. The Board sets the level of compensation for directors, based on the recommendation of the N&G Committee, and takes into account the impact of compensation on director independence. The N&G Committee reviews periodically the amount and form of compensation paid to directors and considers the compensation paid to directors of other comparable companies. The committee may conduct its review with the assistance of outside consultants in the field of executive compensation. Directors who are also current employees of the Company receive no additional compensation for services as directors.
Stock Retention Guidelines. To further achieve the objective of more closely aligning the interests of our non-employee directors with those of our stockholders, the Board has adopted stock retention guidelines for our non-employee directors requiring each of them to hold, until retirement, but subject to diversification at age 60, that number of shares with a value of three (3) times the amount of the annual non-employee director retainer, or $250,000, whichever amount is higher. Any person who has been a non-employee director for less than five (5) years shall not be subject to these guidelines but it is the sense of the Board that any such non-employee director shall retain not less than 50% of the shares received by such non-employee director from any equity grant(s) made to such non-employee director by the Company. All of our non-employee directors are currently in compliance with these ownership guidelines.
Anti-Hedging Policy
The Company has a policy prohibiting directors and employees from engaging in any hedging activity with respect to the Company’s public equity securities (including any security convertible into any such security). Prohibited hedging activities include prepaid variable forward contracts, puts and calls, equity swaps, collars, short-sales and exchange funds or any other transaction that is designed to or has the effect of hedging or offsetting any decrease in the market value of a security.
Audit Committee

Our Audit Committee consists of Mr. Richard L. Crouch, as chair, Ms. Cynthia J. Comparin, Mr. Thomas G. Greig and Mr. John S. Heller. Our Board has determined that each member of this committee is independent under NASDAQ’s listing standards for audit committee members and within the meaning of applicable SEC regulations.
Our Audit Committee’s duties include:

•	sole authority and direct responsibility over the selection (with stockholder ratification if the committee so elects) of our independent registered public accounting firm

•	evaluation, retention and replacement of our independent registered public accounting firm

•	responsibility for determining the compensation and other terms of engagement of such independent auditors
Our Audit Committee has such other duties and responsibilities as are set forth in its written charter adopted by our Board, a copy of which is posted in the “About Black Box – Investor Relations – Corporate Governance” section of our website at www.blackbox.com. These other duties and responsibilities include pre-approval of all audit services and permitted non-audit services, oversight of the independent auditors, review of financial statements and SEC filings, review of the lead audit partner, review of the auditors’ independence, discussions with the auditors regarding the planning and scope of the audit, discussions regarding our internal controls over financial reporting and the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing and the confidentiality thereof. Our Audit Committee has delegated authority for pre-approval of audit services and permitted non-audit services to its chair, subject to subsequent ratification of such pre-approval at the next subsequent regular meeting of our Audit Committee.
All services performed by BDO during Fiscal 2018 that were required to be pre-approved under the SEC’s and NASDAQ’s rules and the Audit Committee’s charter were either pre-approved by our Audit Committee or pre-approved by our Audit Committee chair and later ratified by our Audit Committee.
Our Board has determined that all of the members of our Audit Committee, Ms. Comparin and Messrs. Crouch, Greig, and Heller, qualify as audit committee financial experts within the meaning of SEC regulations and that they have the requisite level of financial sophistication required under NASDAQ’s listing standards.
Our Audit Committee met eight (8) times in Fiscal 2018.
Compensation Committee
Our Compensation Committee consists of Mr. Richard C. Elias, as chair, Mr. Richard L. Crouch and Mr. Thomas G. Greig. Our Board has determined that each member of this committee is independent under NASDAQ’s listing standards.
Our Compensation Committee’s duties include:

•	reviewing and recommending to our Board the total compensation of our executive officers

•	administering our stock option plans and our long-term incentive plan
Our Compensation Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About Black Box – Investor Relations – Corporate Governance” section of our website at www.blackbox.com. For a description of our Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, see the CD section of this proxy statement.
For Fiscal 2018, our Compensation Committee engaged Pay Governance, LLC (“Pay Governance”), as its independent consultant, to provide assistance with respect to our executive compensation programs. The Compensation Committee considered Pay Governance independent in connection with such engagement. Such services included: (i) assisting the Compensation Committee in the determination of an appropriate peer group and providing a competitive assessment of the total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity) for our named executive officers and other key employees relative to that peer group as well as general survey data; (ii) providing an assessment of the appropriateness of incentive plan targets; (iii) advising our Compensation Committee regarding design changes to compensatory programs and the development of new programs based on the Company’s strategic goals, competitive assessment and regulatory changes; (iv) assisting our Compensation Committee in analyzing the effectiveness of the Company’s compensation programs and their alignment with our compensation philosophy; (v) a review of our management’s proposals on behalf of our Compensation Committee; (vi) an analysis of the Company’s share utilization for equity-based compensation in view of institutional investor guidelines; (vii) informing our Compensation Committee of emerging trends in executive compensation; (viii) providing a pay-for-performance analysis of our CEO’s total realizable compensation; and (ix) the other services described below in the CD section of this proxy statement, including assisting our Compensation Committee in conducting a risk assessment regarding our compensation practices and policies. The scope of services of any executive compensation consultant is approved by our Compensation Committee or its chair. As noted below, Pay Governance also was engaged by our N&G Committee during Fiscal 2018 to provide information regarding competitive director compensation data. During Fiscal 2018, Pay Governance performed no other services for the Company.
Our Compensation Committee met six (6) times in Fiscal 2018.
Nominating & Governance Committee

Our N&G Committee consists of Mr. John S. Heller, as chair, Ms. Cynthia J. Comparin and Mr. Richard C. Elias. Our Board has determined that each member of this committee is independent under NASDAQ’s listing standards.
Our N&G Committee's duties include:

•	responsibility for reviewing, on an ongoing basis, the corporate governance practices and principles established and implemented by our Board and our management

•
monitoring trends and regulatory requirements in corporate governance and recommending to our Board any changes in our corporate governance practices and functions based upon such trends and regulatory requirements

•	performing an annual evaluation of the objectives and performance of the members of our Board in connection with its review of the compensation paid to Board members

•	overseeing our management’s continuity planning process and advising the Board regarding our management’s succession planning

•
identifying and evaluating potential candidates for any Board vacancies, including any individuals recommended by committee members, other Board members, our management or our current stockholders or identified by third-party executive search firms

•	recommending to our Board individuals to be nominated for election as directors by stockholders at our annual meeting

•	recommending to our Board, from time to time, individuals to be elected by it to fill Board vacancies
During Fiscal 2018, our N&G Committee engaged Pay Governance to provide information regarding competitive director compensation data, including identification of an appropriate peer group for comparison purposes, an analysis of director compensation levels and compensation vehicles and programs and market-competitive compensation data.
It is our N&G Committee’s policy to consider stockholder proposals for nominees for election as directors that are nominated in accordance with our Certificate of Incorporation and our By-laws, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our stock is listed for trading or quotation. Generally, such recommendations made by a stockholder entitled to notice of, and to vote at, the meeting at which such proposed nominee is to be considered are required to be written and received by the Secretary of the Company within a prescribed time period prior to the annual or special meeting. See the “Additional Information - Stockholder Nominations and Proposals” section of this proxy statement for a description of the procedures to be followed in order to submit a recommendation for a nominee.
Our N&G Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About Black Box – Investor Relations – Corporate Governance” section of our website at www.blackbox.com.
Our N&G Committee met five (5) times in Fiscal 2018.
COMPENSATION OF DIRECTORS
The following table sets forth the compensation of our non-employee directors (including Mr. Trammell prior to becoming CEO) in Fiscal 2018:
DIRECTOR COMPENSATION – FISCAL 2018

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)
Cynthia J. Comparin	70,000	100,035	170,035
Richard L. Crouch	85,000	100,035	185,035
Richard C. Elias	70,000	100,035	170,035
Thomas G. Greig	145,000	100,035	245,035
John S. Heller	75,625	100,035	175,660
Joel T. Trammell	43,750	100,035	143,785

(1)
For Fiscal 2018, each non-employee director received an annual fee of $70,000, paid quarterly, with the exception of Mr. Trammell, whose fee was prorated based on his election as President and CEO during Fiscal 2018. Our non-executive Chairman of the Board also received an annual fee of $75,000, paid quarterly, and the chairperson of each of our Audit Committee, Compensation Committee and N&G Committee received an annual fee of $15,000, paid quarterly, with the exception of Mr. Heller, who became the N&G Committee chair during Fiscal 2018. These fees remain in effect as of the date of this proxy statement. In addition, the Company maintains directors’ and officers’ liability insurance and directors are reimbursed customary expenses for attending meetings of the Board, Board committees and stockholders.

(2)
Reflects the aggregate grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for the annual restricted stock unit awards granted to our non-employee directors on May 24, 2017, pursuant to which each non-employee director received 12,350 restricted stock units of the Company, 100% of which vested immediately on the date of grant. The assumptions underlying the valuation of these awards are set forth in Note 12 of the Notes to the Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for Fiscal 2018 (the “2018 Form 10-K”).

(3)	The following table sets forth the outstanding stock options (all of which are exercisable) and shares of Common Stock held by each non-employee director as of March 31, 2018:

Name	Outstanding Options (#)	Shares Owned (#)
Cynthia J. Comparin	—	12,350
Richard L. Crouch	6,000	49,850	(1)
Richard C. Elias	—	40,820
Thomas G. Greig	6,000	82,851
John S. Heller	—	42,320
Joel T. Trammell	—	77,320

(1)	Includes shares owned by Mr. Crouch's spouse.

POLICIES AND PROCEDURES RELATED TO THE APPROVAL
OF TRANSACTIONS WITH RELATED PERSONS
Our policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of such program are drawn from various corporate documents. Most importantly, our Audit Committee’s charter provides that our Audit Committee must review and, if appropriate, approve or ratify all transactions between us and any related persons.
Our Code of Business Conduct requires that all of our and our subsidiaries’ directors, officers and employees refrain from activities that might involve a conflict of interest, and openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and our interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, our Chief Financial Officer or our General Counsel. Our Chief Financial Officer and our General Counsel make reports to our Audit Committee, pursuant to the terms of its charter, regarding compliance with our Code of Business Conduct. Further, our Chief Financial Officer makes reports to our Audit Committee with respect to proposed related-party transactions for which that committee’s approval would be required.
Prior to becoming our CEO, Mr. Trammell founded Khorus Software, LLC, a company that has developed, markets and sells a management system for aligning goals, engaging employees and predicting performance (“Khorus”). Mr. Trammell is the Chairman of the Board of Khorus and its majority owner. Upon review and approval by the Audit Committee, the Company entered into an agreement to license Khorus for use in its business (at a significant discount approximating Khorus’ ongoing support and maintenance costs). In Fiscal 2018, the Company paid Khorus $43,200 for software licenses. Future amount owed to Khorus will be based on the number of Company team members utilizing this tool.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION
Executive Summary
The following discussion provides an overview of our executive compensation philosophy and programs as detailed further in this CD:

•
The objectives of our executive compensation program are to link pay with performance by rewarding the achievement of our short- and long-range goals, recognizing individual executive performance and contributions and promoting increased value creation for our stockholders.

•	In order to attract and retain talent, our executive compensation program was designed to target total compensation at the median level for similar positions within the technology industry.

•
For individual executives, compensation may vary depending on the executive’s experience, responsibility and expertise, such person’s contribution to our business strategy and the market’s demand for such skills and talent.

•
Our incentive plans are designed to focus on pay and performance alignment and to allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations.

•
For Fiscal 2017 and Fiscal 2018, the Compensation Committee recommended and the Board approved total cash compensation and long-term equity incentives for certain of our named executive officers, including our CEO, below the market median, resulting in total compensation below the market median.

•
For Fiscal 2017 and Fiscal 2018, the compensation program for our named executive officers consisted of the following three (3) primary components: base salary, a cash-based annual incentive award with multiple performance metrics and equity-based long-term incentive awards consisting of stock options, restricted stock units and performance share awards.

•
Our Compensation Committee and other Board members attend and participate in strategic planning meetings presented by our named executive officers and other key business leaders prior to the Board’s review and approval of the Company’s operating plan for the fiscal year. This reviewed and approved operating plan then forms the basis for the determination of the appropriate performance measures for our annual and certain long-term incentive awards. The Board has deemed these financial objectives to be rigorous.

•
Our annual incentive program for Fiscal 2018 was based on three (3) measures of annual financial performance. Organic revenue growth was given 40% of the weighting while adjusted operating margin dollars and a ratio of certain working capital components to revenues were each given 30% of the weighting. Collectively, these metrics are viewed as critical to successful performance of the business consistent with our pay-for-performance philosophy. This award was 100% “at-risk.”

•
Our long-term incentive program was intended to drive the achievement of critical long-term business objectives and align our management’s interests with those of our stockholders. For Fiscal 2018, the mix of long-term awards served a number of compensation objectives, with 50% of the target value of each named executive officer’s long-term incentive award granted in the form of performance shares, 30% of the value granted in the form of stock options and 20% of the value granted in the form of time-vested restricted stock units. Thus, 80% of these long-term incentive awards were “at-risk.”

•
All of our long-term equity awards are settled in stock and, as a result, link the named executive officer’s compensation to future stock price performance and, if earned, increase the named executive officer’s stock ownership. The named executive officers are subject to stock retention guidelines described herein with respect to these performance share awards and restricted stock units, thus requiring stock retention and aligning the interests of our named executive officers with those of our stockholders.

•	Our named executive officers generally are not provided any perquisites, although we do reimburse for certain relocation expenses.

•
At the request of Company management, our Compensation Committee demonstrated its commitment to pay for performance by utilizing negative discretion to eliminate any payouts under the annual incentive plan for Fiscal 2018 despite the fact that the Company achieved its working capital metric.

•
In Fiscal 2018 and Fiscal 2019, our Compensation Committee and our Board approved certain actions that evidence our commitment to maintaining a compensation structure that pays for performance in alignment with our compensation philosophy, including the following:

•	No base salary merit increases were provided to our CEO or our other named executive officers; and

•
For our named executive officers, target incentives for Fiscal 2018 continued at their levels from the fiscal year ended March 31, 2016 and, for Fiscal 2019, due to the Company's financial position, target long-term incentives were significantly lowered with the CEO's long-term incentive grant value at 28% of the peer group median long-term incentive value.

Role of Our Compensation Committee
Our Compensation Committee evaluates and recommends to our Board our compensation philosophy and practices and is charged with administering our compensation program for our named executive officers. During Fiscal 2018, our named executive officers were Joel T. Trammell (from November 17, 2017), E.C. Sykes (CEO in Fiscal 2018 until November 16, 2017), David J. Russo and Ronald Basso.
Objectives of Our Compensation Program
In line with our philosophy, our Compensation Committee has developed the following objectives for our compensation program:

•	attract, develop and retain high quality executives to manage and grow our business

•	link a significant portion of an executive’s pay to the performance of the organization through the use of at-risk performance-based compensation
Our compensation program rewards our named executive officers and other key employees for outstanding contributions to the achievement of our goals and overall success, particularly growth in stock price, annual profits and cash flow.
The Compensation Committee identified a number of key performance metrics that it believes represent value creation for our stockholders. These metrics were incorporated into the incentive arrangements for our named executive officers for Fiscal 2018.

Performance Metric	Annual Incentive Cash Bonus	Equity-Based Long-Term Incentive
Adjusted operating income	X
Revenue	X
Working capital/revenues ratio	X
Total Shareholder Return (“TSR”)		X
Adjusted EBITDA		X
See the Executive Summary above for a description of the changes in these metrics for Fiscal 2018.
Components of Our Executive Compensation Program
In connection with this evaluation for Fiscal 2018, our Compensation Committee retained the services of an outside compensation consultant to assist with a review of peer and broad market executive compensation data and to help us determine how our executive compensation program, given our philosophy and culture, should be structured to achieve our objectives. The structure of our executive program, providing for a base salary, an annual cash incentive and a long-term incentive, provided the foundation for the executive compensation decisions made for Fiscal 2018. The elements and objectives of our compensation program are presented in the following chart:

Compensation Element	Description	Form		Objective
Base salary	Fixed payment positioned below the median of competitive market data as adjusted for level of responsibility, experience and qualifications	▪	Cash	▪	Support talent retention and attraction
				▪	Provide a dependable source of income
Annual Incentive Plan (AIP)	Variable based on the achievement of annual financial objectives with the ability to utilize negative discretion to adjust payout	▪	Cash	▪	Link pay with Company performance
				▪	Drive the achievement of short-term business objectives
				▪	Incent the achievement of our annual operating plan
Long-Term Incentive Program Awards	Variable based on the achievement of longer-term financial goals and stockholder value creation	▪	50% - performance share awards payable in Common Stock; 30% - stock options granted at fair market value; 20% - time-vested restricted stock units payable in Common Stock	▪	Link pay with Company and stock price performance
				▪	Drive the achievement of longer-term business objectives and goals and focus on stock price appreciation
				▪	Align with stockholder interests
				▪	Build ownership in the Company through increased holdings of Common Stock
Overview of Annual Setting of Executive Compensation
In Fiscal 2018, our Compensation Committee sought the advice of an outside compensation consultant to assist it with collecting and reviewing information regarding the executive compensation programs of a selected group of peer companies (the list of which for Fiscal 2018 is provided below) and to provide it with more general survey data regarding executive compensation practices. The role of the outside compensation consultant in our executive compensation processes and procedures is described under the caption “Board of Directors and Board Committees - Compensation Committee” in this proxy statement. Our CEO also consults with our Compensation Committee regarding each element of our executive compensation program. At our Compensation Committee’s request, our CEO provides recommendations to our Compensation Committee related to appropriate financial performance metrics and goals which he believes will align our compensatory programs with our overall business strategy. Our Compensation Committee generally holds special meetings to prepare for its annual compensation recommendations to our Board. Our Compensation Committee is provided with and reviews survey data provided by our compensation consultant, our management’s recommendations, tally sheets of our named executive officers' historical compensation and other data and utilizes the committee members’ collective knowledge of industry and market pay practices of similarly-situated executives, along with our overall compensation philosophy, in determining its compensation recommendations for each executive officer. At certain of its meetings, the Compensation Committee holds executive sessions, which exclude our management and, subject to the Compensation Committee’s discretion, include its independent consultant. Our Compensation Committee then submits its recommendations to our Board for review and approval.
We do not have a policy of reducing awards based upon the amounts realized from prior compensation. Our Compensation Committee believes that the intended value of an award on its grant date reflects both the possible upside and the possible downside of any such award. Likewise, we do not have a policy of increasing awards based upon amounts not realized from prior compensation awards.
Summary of Fiscal 2018 Executive Compensation Decisions
In making Fiscal 2018 compensation decisions relating to our named executive officers, our Compensation Committee considered our general executive compensation philosophy of paying below-market base salaries and modestly above-market incentive compensation, subject to experience in the position. For its Fiscal 2018 compensation decisions, our Compensation Committee reviewed peer group data developed by our compensation consultant at the request of our Compensation Committee. The peer group utilized for Fiscal 2018 compensation decisions was the same as the Fiscal 2017 Peer Group except for the following changes: QLogic Corporation and Datalink Corporation had been acquired and were no longer available to use as peers; CIBER, Inc.'s stock price was below $1.00 and was removed; and Ciena Corporation, Dycom Industries, Inc. and Gartner, Inc. were removed due to a revenue size mismatch. Mitel Networks Corporation, which had been removed in Fiscal 2017 due to a pending merger, was added back to the peer group. The compensation consultant advised the Compensation Committee that the Fiscal 2018 Peer Group, as revised, provided a relevant peer group for Fiscal 2018 decisions (the “Fiscal 2018 Peer Group”).

Our compensation consultant provided a comprehensive, current assessment of the Fiscal 2018 Peer Group as well as survey data relating to these positions to develop overall compensatory arrangements for our executives. Our Compensation Committee also reviewed our management’s recommendations related to appropriate financial performance metrics and goals which our management believes will align our compensatory programs with our overall business strategy. Our Compensation Committee considered summary information of the total compensation paid to our named executive officers during the prior three (3) fiscal years. Our Compensation Committee discussed with our CEO proposals relating to the compensation of our named executive officers (other than the CEO). After discussions with our CEO and the outside compensation consultant, our Compensation Committee recommended to our Board for approval the Fiscal 2018 total direct compensation of the named executive officers, other than for our CEO, described below and, in the case of our CEO, after review of Fiscal 2018 Peer Group and survey data with the compensation consultant in the absence of our CEO, our Compensation Committee recommended to our Board for approval the Fiscal 2018 total direct compensation of our CEO described below. Our Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2018 base salaries, provides a compensation opportunity for each executive above median as compared to similarly-situated executives as reflected in the data provided by the compensation consultant, consistent with our executive compensation philosophy.
Results of Stockholder Votes on Named Executive Officer Compensation
At our Annual Meetings of Stockholders held in August 2015 and August 2016, we held advisory votes to approve the compensation of our named executive officers in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. At those meetings, our stockholders approved the compensation of our named executive officers, with over 96% and 98% of votes cast in favor of approving the compensation paid to our named executive officers in Fiscal 2015 and 2016, respectively. As we evaluated our compensation policies and practices in early 2017 for our Fiscal 2018, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy, which is designed to link the compensation paid to our named executive officers to the Company’s financial performance and stockholder value. Accordingly, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on performance-based incentive compensation components that reward our executives only when they deliver value to the Company and our stockholders.
Use of Market Compensation Data
In order to make informed decisions regarding compensation matters for our named executive officers, the Compensation Committee’s compensation consultant provides market compensation data for each executive position using peer group data as disclosed in each company’s proxy statement and, in some instances, survey data.
A peer group of companies was first developed in Fiscal 2009, after discussions among our Compensation Committee, the compensation consultant and our management, for use, along with survey data, to assess whether each of the named executive officers’ total compensation (base salary, annual bonus and long-term incentive compensation) was competitive relative to similarly-situated executives. The peer group is analyzed each year in order to maintain an appropriate peer group based on size and industry. Changes made in the Fiscal 2018 Peer Group, shown below, and the reasons therefore, are discussed above.

Fiscal 2018 Peer Group

Acxiom Corporation	GTT Communications, Inc.
ADTRAN, Inc.	Infinera Corporation
Aviat Networks, Inc.	MAXIMUS, Inc.
Belden Inc.	Mitel Networks Corporation
Cincinnati Bell Inc.	NETGEAR, Inc.
Comtech Telecommunications Corp.	Plantronics, Inc.
ePlus Inc.	ShoreTel, Inc.
Fabrinet	Silver Spring Networks, Inc.
Finisar Corporation	TESSCO Technologies Incorporated
These companies were selected based on the following criteria presented by our compensation consultant and agreed upon by our Compensation Committee:

•	similarity in industry (competitors for business and/or talent);

•	size in terms of revenues (approximately one-half to twice our revenues);

•	number of employees;

•	structure of the business defined in terms of asset turnover (revenue/assets) and profit margin; and

•	financial performance in relation to the Company’s financial performance in terms of market capitalization, TSR, return on capital and profitability.
In selecting peer companies, the Compensation Committee takes a collective view of the selection criteria, and reviews companies suggested by our management team, companies that consider us to be their peer, peers of our peers and peer groups utilized by others in their analysis of us, and does not rely on any single metric. The Compensation Committee believes that the peer companies represent companies of similar size and complexity to us.
In some instances, the outside compensation consultant also presented our Compensation Committee with broad survey data which was supplemented with data from the Fiscal 2018 Peer Group for the CEO, the Chief Financial Officer and the Executive Vice President position for market target annual and long-term incentives, which was based on executive-position match, as another means by which our Compensation Committee could assess and judge the compensation paid to our named executive officers. When utilized, the survey data is further size adjusted using regression equations based on the revenue responsibility of the executive position.
Base Salaries. In May 2017, a review was conducted of our named executive officers’ base salaries in light of their performance and the survey and peer group data presented by our compensation consultant. Following such review, it was determined that the base salaries of our named executive officers would not be changed. At such levels, the base salaries of our named executive officers continued to align with our then compensation philosophy of paying base salaries below the market median. Based on the survey data presented by our compensation consultant, these base salaries are positioned relative to the market median as follows: Mr. Sykes - 6% below market; Mr. Russo - 11% below market; and Mr. Basso - 6% below market.
Fiscal 2018 Annual Cash Bonus Program.    At the recommendation of our Compensation Committee, in May 2017, our Board approved the annual cash incentive bonus plan for Fiscal 2018 (the “FY18 Annual Incentive Plan”). The performance metrics for the FY18 Annual Incentive Plan were organic revenue growth (40% weighting) and adjusted operating margin dollars and a ratio of certain working capital components to revenues (each 30% weighting). The performance goals for the FY18 Annual Incentive Plan and the actual Company achievement of such performance goals were as follows and are converted at a constant currency rate to eliminate the impact of foreign currency:

			FY18 Annual Incentive Plan Performance Goals
	Weighting	Actual FY18 Annual Incentive Plan Performance	Actual FY18 Performance as a Percent of Target Goal	Threshold (50% Payout)	Target	Maximum (200% Payout)
Revenue ($ in millions)	40%	$796.2	88%	$888.4	$906.0	$955.9
Adjusted operating income ($ in millions)	30%	$(14.0)	(49)%	$26.8	$28.8	$35.3
Working capital/revenues	30%	15.5%	100%	16.0%	15.5%	14.2%
For the FY18 Annual Incentive Plan, “adjusted operating income” was operating income excluding the impact of currency changes plus Reconciling Items (as defined below); “revenue” was total revenues excluding the impact of currency changes and the impact of acquisitions or dispositions; and “working capital/revenues” is a ratio of certain working capital accounts which exclude the impact of currency changes and any material balance sheet write-offs during the year to revenues which also exclude the impact of currency changes. These performance goals were weighted as shown above. “Reconciling Items” were: (i) amortization of intangible assets, (ii) variance to budget (operating and depreciation) related to the ERP migration as approved by the Board in December 2016, (iii) restructuring expenses and (iv) for each of the following items, unplanned amounts from: (a) any non-recurring or unusual item with a cost in excess of $100,000, (b) asset write-up depreciation, (c) acquisition-related expenses, (d) the impact of expenses, settlements, judgments and fines associated with material legal matters ($500,000 or greater per matter), (e) the effect of changes in tax laws or accounting principles affecting results and (f) asset impairment.
The Compensation Committee considered other performance metrics as potential performance measures for the FY18 Annual Incentive Plan but concluded that the foregoing metrics were appropriate and consistent with our compensation objectives. The Compensation Committee retained negative discretion to decrease any payout that would otherwise be made under the FY18 Annual Incentive Plan.

Pursuant to the FY18 Annual Incentive Plan design, the achievement of the performance goals at the threshold level would have resulted in a payout of 50% of targeted annual bonus, the achievement of the performance goals at the target level would have resulted in a payout of 100% of targeted annual bonus and the achievement of the performance goals at the maximum level would have resulted in a payout of 200% of targeted annual bonus. The targeted annual bonus award levels under the FY18 Annual Incentive Plan for our named executive officers were as follows: Mr. Sykes - 100% of base salary, or $650,000; Mr. Russo - 60% of base salary, or $222,000; and Mr. Basso - 80% of base salary, or $294,000. The foregoing amounts reflect the cash bonus that the executive would have received if each performance goal was achieved at the target level. The FY18 Annual Incentive Plan design was intended to comply with IRC Section 162(m) thereby preserving the deductibility of compensation and enhancing our governance structure by using objective pre-established performance goals and stockholder approved performance metrics.
As shown above, in Fiscal 2018, our revenue and adjusted operating income performance were below their respective thresholds, resulting in no payout from these metrics. Our working capital/revenues performance metric was achieved at the target level; however, at the request of Company management, our Compensation Committee demonstrated its commitment to pay for performance by utilizing negative discretion to eliminate any payouts under the FY18 Annual Incentive Plan.
Revenue of $796.2 million was computed as Fiscal 2018 revenue of $774.6 million plus $21.6 million of foreign currency. Adjusted operating loss of $14.0 million was computed as operating loss of $45.3 million plus $1.0 million of foreign currency plus Reconciling Items of $30.3 million. Working capital/revenues of 15.5% was computed as trailing 4-quarter weighted-average net assets of $123.5 million (consisting of Accounts receivable, net, Inventories, net, Costs/estimated earnings in excess of billings on uncompleted contracts, Accounts payable, Deferred revenue and Billings in excess of costs/estimated earnings on uncompleted contracts, plus $8.2 million of foreign currency) divided by $796.2 million of revenue (see above for components of this metric).
Fiscal 2018 Long-Term Incentive Program. In connection with its Fiscal 2018 compensation decisions, the Compensation Committee, with the assistance of our compensation consultant, reviewed the equity-based long-term incentive awards utilized in the Fiscal 2017 Long-Term Incentive Program (“FY17 LTIP”) in order to determine whether they remained appropriate to achieve our objectives consistent with our compensation philosophy. These objectives for the long-term incentive program included facilitating the achievement of long-range goals, promoting value creation for our stockholders and providing certain long-term incentive that is independent of the Company’s stock price. After consideration and input from our management and our compensation consultant, our Compensation Committee recommended, and our Board approved, the Fiscal 2018 Long-Term Incentive Program (“FY18 LTIP”) in a form substantially similar to the FY17 LTIP. Accordingly, the FY18 LTIP is comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and performance share awards representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock.
The restricted stock units and stock options granted pursuant to the FY18 LTIP will vest in equal increments over three (3) years. The payout on 50% of the dollar value of the performance share awards will be based on the Company’s performance relative to a cumulative adjusted EBITDA goal (the “FY18 EBITDA Goal”) and the payout on the remaining 50% of the dollar value of the performance share awards will be based on the Company’s TSR relative to the Fiscal 2018 Peer Group’s TSR, in each case for the three (3) fiscal years ending March 31, 2020. With respect to the performance share awards based on the FY18 EBITDA Goal,

•	the achievement of a threshold amount of the FY18 EBITDA Goal will result in a payout of 50% of such performance share awards;

•	the achievement of 100% of the FY18 EBITDA Goal will result in a payout of 100% of such performance share awards; and

•	the achievement of a maximum amount of the FY18 EBITDA Goal will result in a payout of 200% of such performance share awards.
With respect to the performance share awards based on relative TSR,

•	the ranking of the Company’s TSR in the 35th percentile of the peer group’s TSR will result in a payout of 50% of such performance share awards;

•	the ranking of the Company’s TSR in the 55th percentile of the peer group’s TSR will result in a payout of 100% of such performance share awards;

•	the ranking of the Company’s TSR in the 75th percentile of the peer group’s TSR will result in a payout of 150% of such performance share awards; and

•	the ranking of the Company’s TSR in the 100th percentile of the peer group’s TSR will result in a payout of 200% of such performance share awards.
If the Company’s TSR over the performance period is negative, the award is capped at 100% regardless of the Company’s performance relative to the peer group.

Subject to Board review and approval, the Compensation Committee approved the following targeted amounts and awards under the FY18 LTIP to the Company's executive officers: Mr. Sykes - a restricted stock unit award for 49,430 shares of the Common Stock, a stock option grant for 238,830 shares of the Common Stock and performance share awards for 121,160 shares of the Common Stock with an aggregate grant date value of approximately $2,002,000; Mr. Russo - a restricted stock unit award for 13,700 shares of the Common Stock, a stock option grant for 66,210 shares of the Common Stock and performance share awards for 33,590 shares of the Common Stock with an aggregate grant date value of approximately $555,000; and Mr. Basso - a restricted stock unit award for 18,150 shares of the Common Stock, a stock option grant for 87,680 shares of the Common Stock and performance share awards for 44,490 shares of the Common Stock with an aggregate grant date value of approximately $735,000. Certain key, non-executive officer employees are also participating in the FY18 LTIP generally on the same relative basis as the executive officers.
At the time of grant, the FY18 EBITDA Goal for the performance share awards was likely to be achieved at the threshold level, was unlikely to be achieved at 100% of target and was highly unlikely to be achieved at the maximum level. As of the date of this proxy statement, it is highly unlikely that the FY18 EBITDA Goal for the performance share awards will be achieved at the threshold level.
Based on the survey data discussed above, the FY18 LTIP opportunity for Mr. Sykes was positioned 11% below the market median.
Fiscal 2016 Long-Term Incentive Program Results
The Fiscal 2016 Long-Term Incentive Program (the “FY16 LTIP”) followed the same design format as the FY18 LTIP described above. Accordingly, the FY16 LTIP comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and performance share awards representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock, with the performance criteria for the performance share awards under the FY16 LTIP being Adjusted EBITDA for 50% of the performance share awards and TSR relative to the Fiscal 2016 Peer Group for the other 50% of such awards, and with a three-year performance period ended March 31, 2018 (the “FY16 LTIP Performance Period”).
In May 2018, the Compensation Committee reviewed the Company’s performance with respect to these metrics. The Company achieved Adjusted EBITDA of $47.3 million (Net loss of $180.2 plus Reconciling Items applicable to that program of $227.5 million) for the FY16 LTIP Performance Period against a target of $263.8 million, resulting in no payout of performance share awards based on this metric. With respect to the performance share awards based on relative TSR, the Company achieved below the threshold of the 35th percentile; thus, no payout was made on these awards. This result demonstrates the alignment of the Company’s compensation programs with its pay-for-performance philosophy.
Compensation Decisions with respect to New CEO
Mr. Trammell was elected to serve as the President and CEO effective November 17, 2017. As previously disclosed, the Board, based on a recommendation from the Compensation Committee, approved for Mr. Trammell an annual base salary of $650,000, which was the same base salary of the previous CEO. The Board also approved an agreement with Mr. Trammell described in the section of this proxy statement entitled “Potential Payments Upon Termination or Change-In-Control.”
Description of Compensation Practices and Policies for Fiscal 2019
In connection with our Fiscal 2019 compensation decisions, our Compensation Committee again engaged our outside compensation consultant to undertake a comprehensive market assessment to provide our Compensation Committee with context and market insights for making compensation decisions. This review included a discussion of current market trends in executive compensation.
For its Fiscal 2019 compensation decisions, our Compensation Committee reviewed peer group data developed by our compensation consultant at the request of our Compensation Committee. The peer group utilized for Fiscal 2019 compensation decisions was the same as the Fiscal 2018 Peer Group (the “Fiscal 2019 Peer Group”).

Our compensation consultant also presented and our Compensation Committee reviewed broad survey data as supplemented with data from the Fiscal 2019 Peer Group for the CEO, the Chief Financial Officer and the Executive Vice President for market target annual and long-term incentives. Our compensation consultant presented this data to the Compensation Committee in relation to the positions held by our named executive officers to develop overall compensatory arrangements for these executives.
Our CEO made recommendations to the Compensation Committee regarding Fiscal 2019 that significantly lowered overall compensation paid to our named executive officers, particularly to the CEO, as noted in detail below. Our Compensation Committee discussed with the CEO these proposals relating to the compensation of our named executive officers (other than the CEO). After discussions with our CEO and the outside compensation consultant, our Compensation Committee recommended to our Board for approval the Fiscal 2019 total direct compensation described below for the named executive officers (other than our CEO). In the case of our CEO, after review of peer group and survey data with the compensation consultant in the absence of our CEO, and in consideration of our CEO's recommendation, our Compensation Committee recommended to our Board for approval the Fiscal 2019 total direct compensation described below for our CEO. Our Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2019 base salaries, while significantly below market medians, provides a compensation opportunity for our named executive officers appropriate with the Company's financial position.
Base Salaries.  A review was conducted of our named executive officers’ base salaries in light of their performance and the survey and peer group data presented by our compensation consultant and our compensation philosophy to pay market salaries. Following such review, while the base salaries of our named executive officers were found to be below market, based on the Company’s financial position, and consistent with the Company management's recommendations, it was determined that the base salaries of our named executive officers should not be increased. The base salaries of our named executive officers, based on the survey data presented by our compensation consultant, are positioned relative to the market median as follows: Mr. Trammell - 5% below market; Mr. Russo - 13% below market; and Mr. Basso - 10% below market.
Fiscal 2019 Annual Cash Bonus Program.  At the recommendation of our Compensation Committee, in May 2018, our Board approved an annual cash incentive bonus plan for Fiscal 2019 (the “FY19 Annual Incentive Plan”) with a working capital/revenue metric. The main objective of the FY19 Annual Incentive Plan is to motivate our named executive officers manage the Company's working capital.
Payouts range from 50% to 200% of targeted annual bonus depending upon the level of performance. The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY19 Annual Incentive Plan.
The Compensation Committee granted, and the Board approved, targeted annual bonus awards under the FY19 Annual Incentive Plan to the Company's executive officers as follows: Mr. Trammell - 80% of base salary, or 30% below market median; Mr. Russo - 60% of base salary, or 15% below market median; and Mr. Basso - 60% of base salary, or 10% below market median.
Fiscal 2019 Total Cash Compensation.  Total cash compensation is comprised of base salary and annual cash bonus opportunity. Based on the survey data discussed above, the target total cash compensation for the named executive officers is positioned relative to the market median as follows: Mr. Trammell - 19% below market; Mr. Russo - 20% below market; and Mr. Basso - 16% below market.
Fiscal 2019 Long-Term Incentive Program.  In connection with its Fiscal 2019 compensation decisions, and in light of a limited number of shares available under the Company's 2008 Long-Term Incentive Plan, as amended (“Incentive Plan”), upon the recommendation of Company management, and after consultation with its outside compensation consultant, the Compensation Committee decided that the Long-Term Incentive Program for Fiscal 2019 (the “FY19 LTIP”) should be comprised of a single equity vehicle, namely stock options. Management also recommended that, following the determination of the dollar value targets for the FY19 LTIP awards, and after allocation of shares for the Company’s team members, that the shares available for issuance for stock options be allocated proportionately to the named executive officers and other executive team members based on their respective FY19 LTIP targets.
In addition, the CEO recommended that the CEO’s FY19 LTIP award, in light of the foregoing factors, be reduced significantly to 50% of the market median, while aligning the FY19 LTIP award for the other named executive officers. This resulted in aggregate FY19 LTIP targets of 30% below the market medians for the named executive officers. As noted, the actual awards to the Company's named executive officers were decreased further due to the limited number of shares available for awards in the current plan.
In terms of process, the Compensation Committee recommends, and the Board approves LTIP awards based on a dollar value as well as a methodology for determining the number of shares under each award based on such dollar value. The same methodology was applied with respect to the FY18 LTIP awards.
With the limited number of shares available for grant, after allocating the available shares as discussed above, the Compensation Committee and the Board approved the following stock option awards under the FY19 LTIP to the Company's named executive officers: Mr. Trammell - a stock option grant for 474,740 shares of the Common Stock with an aggregate grant date value of approximately $728,000 or 72% below the market median; Mr. Russo - a stock option grant for 270,240 shares of the Common Stock with an aggregate grant date value of approximately $415,000 or 50% below market median; and Mr. Basso - a stock option grant for 268,410 shares of the Common Stock with an aggregate grant date value of approximately $412,000 or 24% below market median. In the aggregate, the FY19 LTIP awards made to the named executive officers were 61% below the market median.
Executive Stock Ownership Guidelines
In connection with the Fiscal 2016 compensation decisions, at the recommendation of management and the Compensation Committee, the Board amended the stock ownership guidelines applicable to our named executive officers to provide clarity regarding the amount of stock required to be held to meet the guidelines relative to base salary.
Our stock ownership guidelines utilize a retention approach. As revised, under these guidelines, our named executive officers are required to hold 100% of the net, after-tax shares of Common Stock issued to them pursuant to awards until such named executive officer's shares have a value of 1.5 times (3.0 times for the CEO) his or her base salary. For newly named executive officers, in order to facilitate executive recruitment, such retention guidelines are 60% for the first two (2) years, 80% for the next two (2) years and 100% thereafter. All of our named executive officers are in compliance with these ownership guidelines.
No Retirement Benefits
We do not have a Company-funded post-retirement medical benefits program or a defined benefit pension program for our key employees.
Anti-Hedging Policy
The Company has a policy prohibiting employees (and directors) from engaging in any hedging activity with respect to the Company’s public equity securities (including any security convertible into any such security). Prohibited hedging activities include prepaid variable forward contracts, puts and calls, equity swaps, collars, short-sales and exchange funds or any other transaction that is designed to or has the effect of hedging or offsetting any decrease in the market value of a security.
Clawback Policy
The independent directors of the Board may direct the Company to seek to recover all or a portion of any bonus or incentive compensation realized (whether from cash or equity awards), or cancel any equity awards granted, to an executive officer or former executive officer if the Company's financial results are restated due to or substantially due to intentional fraud or misconduct by any such person. The bonus or incentive compensation to be recouped is to be based on the financial results that were restated and the person in question must have engaged in the intentional misconduct or fraud. This remedy is not exclusive and, therefore, the independent directors also may pursue any and all other remedies available including termination of such person.
No Perquisites
The Company does not provide perquisites to its executives.
Change-in-Control and Employment Termination Arrangements
We entered into agreements with Mr. Trammell in November 2017, Mr. Russo in April 2017 and Mr. Basso in January 2013, when each joined the Company.
The agreements with Messrs. Trammell, Russo and Basso generally provide for certain benefits to these named executive officers in the event that their respective employment is terminated within two (2) years of a change-in-control either by (i) us for a reason other than cause, death, disability or retirement or (ii) the named executive officer’s resignation for good reason.
Our Compensation Committee and our Board approved these agreements and change-in-control and employment termination provisions in our compensation arrangements to reduce the distraction regarding the impact of such a transaction on the personal situation of a named executive officer and to provide incentives to them to remain with us through the consummation of a change-in-control transaction, if any. The level of severance provided, should the executive be terminated prior to or within two (2) years following a change-in-control, aligns with the level commonly provided in the market.
For a more detailed description of the change-in-control arrangements with our named executive officers, see the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.
Other Matters
Section 409A of the Code generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. We have modified our compensatory arrangements as necessary so that compensation payable under the arrangements is not subject to taxation under Section 409A. These amendments were not intended to increase the benefits payable under our plans and arrangements.
Section 162(m) provides that a publicly-traded corporation may not deduct from its federal income taxes compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the three (3) highest compensated officers other than the chief executive officer unless such excess compensation is “performance-based.” Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-established and objective. The awards made pursuant to our annual and long-term incentive plans were issued pursuant to the Incentive Plan, and, other than the restricted stock units, are intended to be “performance-based” for purposes of Section 162(m). Our Compensation Committee or Board also may provide incentive compensation that is not “performance-based” for purposes of Section 162(m) and, therefore, not deductible for federal income tax purposes to the extent that non-deductible compensation is in excess of the $1 million limitation.

SUMMARY COMPENSATION TABLE – FISCAL 2018, FISCAL 2017 AND FISCAL 2016
The following table sets forth cash compensation paid by us, as well as other compensation paid or accrued during Fiscal 2018, Fiscal 2017 and Fiscal 2016 to (i) Joel T. Trammell, who became President and Chief Executive Officer on November 17, 2017 (ii) E.C. Sykes, who served as President and Chief Executive Officer from February 29, 2016 to November 16, 2017, (iii) David J. Russo, who became Senior Vice President, Chief Financial Officer and Treasurer on April 24, 2017, and (iv) Ronald Basso (each, a “named executive officer”). Such compensation was paid for services rendered in all capacities to us and our subsidiaries, including amounts paid or awards made to Mr. Trammell in his role as non-executive director, which are also shown in the tables set forth in the “Compensation of Directors” section of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)
Joel T. Trammell, President and Chief Executive Officer (principal executive officer)	2018	650,000	—	—	—	—	143,806	793,806
E.C. Sykes, Former President and Chief Executive Officer (former principal executive officer)	2018	437,500	—	1,401,371	600,610	—	969,232	3,408,713
	2017	650,000	—	1,401,333	600,601	343,200	88,077	3,083,211
	2016	37,500	—	530,000	—	—	5	567,505
David J. Russo, Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	2018	370,000	—	585,727	166,505	—	1,765	1,123,997
Ronald Basso, Executive Vice President, General Counsel and Secretary	2018	367,500	—	514,578	220,498	—	3,939	1,106,515
	2017	367,500	—	514,577	220,489	155,232	6,923	1,264,721
	2016	350,000	—	524,995	224,975	98,000	6,218	1,204,188

(1)
Reflects the aggregate grant date fair value with respect to awards of restricted stock units and performance shares for each named executive officer computed in accordance with FASB ASC Topic 718. The assumptions underlying the valuation of these awards is set forth in Note 12 of the Notes to the Consolidated Financial Statements set forth in the 2018 Form 10-K. The amount presented for Fiscal 2018 assumes the payout at target of performance share awards granted to Messrs. Sykes, Russo and Basso. If these performance share awards were to be paid out at the maximum amount, the value of all stock awards for Fiscal 2018 for Messrs. Sykes, Russo and Basso would be $2,402,359, $863,238 and $882,141, respectively.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. For Fiscal 2018, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 6.1 years; volatility of 45.3%; a risk-free interest rate of 2.1%; and a dividend yield of 3.9%. For Fiscal 2017, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 6.8 years; volatility of 41.7%; a risk-free interest rate of 1.6%; and a dividend yield of 3.1%. For Fiscal 2016, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 7.5 years; volatility of 43.9%; a risk-free interest rate of 2.0%; and a dividend yield of 1.8%.

(3)
For Mr. Trammell, includes amounts paid to him in retainer fees and the value of equity awards made to him for his service as a non-employee director prior to becoming our CEO on November 17, 2017. These amounts also are shown in the tables set forth in the “Compensation of Directors” section of this proxy statement. For Mr. Trammell, Fiscal 2018 also includes payments for life insurance premiums since becoming CEO. For Messrs. Russo and Basso, represents amounts paid by us under a 401(k) plan and payments for life insurance premiums. For Mr. Sykes, represents $854,000 in severance paid as part of his separation letter, consistent with the agreement entered into at the time of his recruitment to the Company, amounts paid by us under a 401(k) plan and payments for life insurance premiums, moving expenses and accrued paid time off.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2018 (1)
The following table sets forth each grant of awards made to our named executive officers in Fiscal 2018 under plans established by us:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joel T. Trammell			—	—	—	—	—	—	—	—	—	—
E.C. Sykes	5/24/2017		—	—	—	—	—	—	—	238,830	8.10	600,610
	5/24/2017	(2)	325,000	650,000	1,300,000	—	—	—	—	—	—	—
	5/24/2017	(3)	—	—	—	30,895	61,790	123,580	—	—	—	500,499
	5/24/2017	(4)	—	—	—	29,685	59,370	118,740	—	—	—	500,489
	5/24/2017	(5)	—	—	—	—	—	—	49,430	—	—	400,383
David J. Russo	5/24/2017		—	—	—	—	—	—	—	66,210	8.10	166,505
	5/24/2017	(2)	111,000	222,000	444,000	—	—	—	—	—	—	—
	5/24/2017	(3)	—	—	—	8,565	17,130	34,260	—	—	—	138,753
	5/24/2017	(4)	—	—	—	8,230	16,460	32,920	—	—	—	138,758
	5/24/2017	(5)	—	—	—	—	—	—	13,700	—	—	110,970
	4/24/2017	(6)	—	—	—	—	—	—	19,510		—	197,246
Ronald Basso	5/24/2017		—	—	—	—	—	—	—	87,680	8.10	220,498
	5/24/2017	(2)	147,000	294,000	588,000	—	—	—	—	—	—	—
	5/24/2017	(3)	—	—	—	11,345	22,690	45,380	—	—	—	183,789
	5/24/2017	(4)	—	—	—	10,900	21,800	43,600	—	—	—	183,774
	5/24/2017	(5)	—	—	—	—	—	—	18,150	—	—	147,015

(1)	See the CD section of this proxy statement for a more detailed discussion of the terms of the compensation awards granted to our named executive officers.

(2)
The dollar amounts listed in this row represent the potential future payouts under the FY18 Annual Incentive Plan which were recommended by our Compensation Committee and approved by our Board on May 24, 2017. For a description of the FY18 Annual Incentive Plan, see the CD section of this proxy statement. No amounts were paid out under this plan to any of the named executive officers.

(3)
The amounts listed in this row represent the threshold, target and maximum payouts that may be made to Messrs. Sykes, Russo and Basso pursuant to the performance share awards granted under the FY18 LTIP for the three (3) fiscal years ending March 31, 2020, based on achievement of the FY18 EBITDA Goal. The amounts shown for Mr. Sykes are prorated based on time served over the performance period of the award. These awards were recommended by our Compensation Committee and approved by our Board on May 24, 2017. For a description of the FY18 LTIP, see the CD section of this proxy statement.

(4)
The amounts listed in this row represent the threshold, target and maximum payouts that may be made to Messrs. Sykes, Russo and Basso pursuant to the performance share awards granted under the FY18 LTIP for the three (3) fiscal years ending March 31, 2020, based on achievement of TSR. The amounts shown for Mr. Sykes are prorated based on time served over the performance period of the award. These awards were recommended by our Compensation Committee and approved by our Board on May 24, 2017. For a description of the FY18 LTIP, see the CD section of this proxy statement.

(5)
The equity amounts listed in this row represent the number of time-based restricted stock units granted in Fiscal 2018, excluding restricted stock units granted to Mr. Russo in April 2017 when he joined the Company. These awards were recommended by our Compensation Committee and approved by our Board on May 24, 2017. These awards vest ratably in three (3) annual installments beginning one year after the grant date. Unvested awards granted to Mr. Sykes were cancelled as of his last date of employment of November 16, 2017.

(6)
The equity amounts listed in this row represent the number of time-based restricted stock units granted to Mr. Russo in April 2017 when he joined the Company. These awards were recommended by the Compensation Committee and approved by our Board. These awards vest ratably in three (3) annual installments beginning one year after the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2018
The following table sets forth all unexercised stock options and stock awards which have been awarded by us to our named executive officers and are outstanding as of March 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock that Have Not Vested (5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5) ($)
Joel T. Trammell	—	—		—	—	—	—	—	—
E.C. Sykes	—	—		—	—	—	—	73,324	146,648
	53,516	—		11.99	5/13/2026	—	—
David J. Russo	—	—		—	—	—	—	33,590	67,180
	—	—		—	—	33,210	66,420	—	—
	—	66,210	(3)	8.10	5/24/2027	—	—	—	—
Ronald Basso	—	—		—	—	—	—	94,330	188,660
	—	—		—	—	28,888	57,776	—	—
	22,370	—		26.19	5/14/2023	—	—	—	—
	23,460	—		21.79	5/15/2024	—	—	—	—
	19,253	9,627	(1)	19.51	5/15/2025	—	—	—	—
	19,646	39,294	(2)	11.99	5/13/2026	—	—	—	—
	—	87,680	(3)	8.10	5/24/2027	—	—	—	—

(1)	These options vested on May 15, 2018.

(2)	These options vested/vest in two (2) equal annual installments on May 13, 2018 and May 13, 2019.

(3)	These options vested/vest in three (3) equal annual installments on May 24, 2018, May 24, 2019 and May 24, 2020.

(4)	This column is comprised of unvested restricted stock unit awards as of March 31, 2018.
For Mr. Russo, this number includes: (i) 6,503 restricted stock units that vested on April 24, 2018, 6,503 restricted stock units that will vest on April 24, 2019 and 6,504 restricted stock units that will vest on April 24, 2020 (from an award granted on April 24, 2017); and (ii) 4,566 restricted stock units that vested on May 24, 2018, 4,567 restricted stock units that will vest on May 24, 2019 and 4,567 restricted stock units that will vest on May 24, 2020 (from an award granted on May 24, 2017).
For Mr. Basso, this number includes: (i) 2,564 restricted stock units that vested on May 15, 2018 (from an award granted on May 15, 2015); (ii) 4,087 restricted stock units that vested on May 13, 2018 and 4,087 restricted stock units that will vest on May 13, 2019 (from an award granted on May 13, 2016); and (iii) 6,050 restricted stock units that vested on May 24, 2018, 6,050 restricted stock units that will vest on May 24, 2019 and 6,050 restricted stock units that will vest on May 24, 2020 (from an award granted on May 24, 2017).

(5)	These values are based on a market price of $2.00 per share, the closing market price per share of the Common Stock on NASDAQ on March 31, 2018.

(6)
This column shows the number of unvested performance shares (for which the performance conditions had not been satisfied) as of March 31, 2018 based on achieving performance goals at the target levels. Performance share awards with respect to the following number of shares (measured at target) were forfeited on May 15, 2018: Mr. Basso – 19,170 shares. See “Fiscal 2016 Long-Term Incentive Program Results” in the CD section of this proxy statement. Performance share awards with respect to the following number of shares (measured at target) are scheduled to vest on May 13, 2019, assuming the achievement of the pre-approved performance objectives: Mr. Sykes - 46,400 shares and Mr. Basso – 30,670 shares. Performance share awards with respect to the following number of shares (measured at target) are scheduled to vest on May 24, 2020, assuming the achievement of the pre-approved performance objectives: Mr. Sykes – 26,924 shares; Mr.

Russo – 33,590 shares; and Mr. Basso – 44,490 shares. Performance share awards for Mr. Sykes above were prorated based on time served over the performance period of each award.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2018
This table shows the value (before applicable federal, state and/or local income taxes) realized by our named executive officers from stock options that were exercised and from stock awards that vested during Fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Joel T. Trammell	—	—	12,350	100,035
E.C. Sykes	—	—	11,130	98,501
David J. Russo	—	—	—	—
Ronald Basso	—	—	8,943	79,146

(1)
These values are based on the closing market price per share of the Common Stock on the date of vesting of the particular stock award ($8.85 for the restricted stock unit awards that vested on May 13, 2017, $8.85 for the restricted stick unit awards that vested on May 15, 2017, and $8.10 for the restricted stock unit awards that vested on May 24, 2017). The amount shown for Mr. Trammell represents the value of a vested restricted stock unit grant made to him in his capacity as a non-employee director of the Company in May 2017 as shown in the table set forth in the “Compensation of Directors” section of this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We do not have employment agreements with our named executive officers. We entered into an agreement with Mr. Sykes in February 2016 when he joined the Company as our President and CEO, with Mr. Trammell in November 2017 when he joined the Company as our President and CEO, with Mr. Basso in January 2013 when he joined the Company as Executive Vice President, General Counsel and Secretary, and with Mr. Russo in April 2017 when he joined the Company as our Senior Vice President, CFO and Treasurer. These agreements provide for certain benefits to the named executive officers in the event of a qualifying termination of their employment as described below. The original term of each of the agreements is five (5) years with an automatic renewal on a one-year basis thereafter absent notice of nonrenewal six (6) months prior to the renewal date; provided, however, that if a Change-in-Control (as defined below) occurs during the initial or any renewal period, the agreement will survive until the second anniversary of the date of the Change-in-Control.
Each of the above-mentioned agreements contains provisions prohibiting the respective named executive officer from competing with us during his employment with us and for certain periods of time thereafter. Specifically, without our prior written consent, the named executive officers may not directly or indirectly engage in, assist or have an active interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal whatsoever), or enter the employ of or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in any business that is competitive with any of our businesses in which the named executive officer is or was engaged.
Our named executive officers are also bound, during the term of their agreement and at all times thereafter, by restrictive covenants with respect to confidential information, as more fully described in their respective agreements. They are not permitted, unless authorized in writing by us, to disclose or cause to be disclosed such confidential information or to authorize or permit such disclosure of the confidential information to any unauthorized third party, or to use the confidential information (i) for their own benefit or advantage, (ii) for the benefit or advantage of any third party or (iii) in any manner which is intended to injure or cause loss, whether directly or indirectly, to us. At any time upon our request, and immediately upon termination, the named executive officers must surrender all written or otherwise tangible documentation representing such confidential information to us.
A description of the other material terms of these agreements and estimates of the payments and benefits which each named executive officer would receive upon a qualifying termination are set forth below. The estimates have been calculated assuming a termination date of March 31, 2018, and are based upon the closing price of our Common Stock on NASDAQ ($2.00) on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any triggering event and our stock price, the actual amounts to be paid or distributed may be different.
As previously noted, Mr. Sykes' employment with the Company ended on November 16, 2017. In connection with such termination, and in accordance with his agreement entered into when he became our CEO in February 2016, the Company paid

Mr. Sykes severance in the amount shown in the “All Other Compensation” column of the Summary Compensation Table. No other payments or benefits are owed to Mr. Sykes under his agreement.
Termination Payments and Benefits Outside of a Change-in-Control
Joel T. Trammell:
Under the terms of his agreement, if Mr. Trammell's employment with the Company is terminated (i) due to his death or Disability (as defined below), (ii) by Mr. Trammell other than for Good Reason for Termination (as defined below) or (iii) by us due to Cause for Termination or in accordance with Retirement (each as defined below), then, except as otherwise set forth below, we have no payment obligations to him other than as provided by our various policies, procedures and practices generally applicable to all employees.
If, however, Mr. Trammell's employment with the Company is involuntarily terminated during the term of his agreement and prior to a Change-in-Control (i) by us (other than due to his death or Disability, by us due to Cause for Termination, or in accordance with Retirement), or (ii) by Mr. Trammell for Good Reason for Termination other than at a time when we could have terminated him due to Cause for Termination (as defined below), or if Mr. Trammell's agreement is not renewed, other than due to his retirement, then Mr. Trammell is entitled to receive a payment equal to his annual base salary at the rate in effect on the termination date, plus medical insurance and other similar benefits for eighteen (18) months following the termination date. Such payment is to be made to Mr. Trammell in the form of a lump sum, subject to all applicable withholdings, within sixty (60) days following the termination date; provided, however, that in order for Mr. Trammell to terminate his employment for Good Reason for Termination, (i) he must deliver a notice of termination to us within ninety (90) days of the event constituting Good Reason for Termination, (ii) the event must remain uncorrected for thirty (30) days following the date on which Mr. Trammell gives us notice of his intent to terminate (the “Notice Period”) and (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.
Named Executive Officers other than Mr. Trammell:
The agreements with our named executive officers other than Mr. Trammell do not provide for any benefits outside of a change-in-control context. If their respective employment is terminated due to death or Disability or by them or by us at any time prior to a Change-in-Control or in accordance with Retirement, then we have no payment obligations to them other than as provided by our various policies, procedures and practices generally applicable to all employees.
Certain Definitions:
The following definitions are contained in the agreements with Messrs. Trammell, Russo and Basso:
Cause for Termination: named executive officer’s deliberate and intentional failure to devote his best efforts to the performance of duties, gross misconduct materially and demonstrably injurious to us, conviction of criminal fraud, embezzlement against us or a felony involving moral turpitude, continuing failure after notice to adhere to the nondisclosure and noncompete portions of the agreements (described above) or willful failure to follow instructions of our Board. For purposes of this definition, no act, or failure to act, on the named executive officer’s part shall be considered “deliberate and intentional” or to constitute gross misconduct unless done, or omitted to be done, by the named executive officer not in good faith and without reasonable belief that the named executive officer’s action or omission was in the best interests of the Company.
Change-in-Control: a change-in-control of the Company is deemed to occur if:

i.	it is reportable as such by SEC rules;

ii.	twenty percent (20%) or more of the combined voting power of our then-outstanding capital stock is acquired, coupled with or followed by a change in a majority of the members of our Board; or

iii.
we sell all or substantially all of our assets or merge, consolidate or reorganize with another company and (x) upon conclusion of the transaction less than fifty-one percent (51%) of the outstanding securities entitled to vote in the election of directors of the acquiring company or resulting company are owned by the persons who were our stockholders prior to the transaction, and following the transaction there is a change in a majority of the members of our Board or (y) following the transaction, a person or group would be the owner of twenty percent (20%) or more of the combined voting power of the acquiring company or resulting company, and there is a change in a majority of the members of our Board.

Disability: incapacity due to physical or mental illness or injury which causes a named executive officer to be unable to perform his duties to us during ninety (90) consecutive days or one hundred twenty (120) days during any six (6) month period.
Good Reason for Termination: a material negative change in the named executive officer's service relationship with us and any Affiliate of ours, taken as a whole, without his consent, on account of one or more of the following conditions: (i) a material diminution in his base compensation; (ii) a material diminution in his authority, duties or responsibilities (including, for

Mr. Trammell, having to report to a person other than the Chairman of the Board, Lead Director or the full Board); or (iii) a change in the geographic location at which the named executive officer must report to and perform the majority of his services of more than fifty (50) miles (or, for Mr. Trammell, a relocation from Austin, Texas). For these agreements, “Affiliate” means, with respect to any person or legal entity, any other person or legal entity controlling, controlled by or under common control with such person or legal entity.
Retirement: termination of the named executive officer’s employment after age sixty-five (65) or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by such named executive officer.
Treatment of Outstanding Equity Awards Under Our Incentive Plan and Various Award Agreements:
Our Incentive Plan and various award agreements provide for the treatment of outstanding equity awards in the event of a termination outside a Change-in-Control, as follows:
Death and Disability – If an employee’s employment with the Company is terminated by reason of death or disability (as described in Section 22(e)(3) of the Code), any restricted stock unit awards previously granted to such employee under the Incentive Plan (which have not otherwise been forfeited) will vest and all restrictions will lapse as of the date of such employee’s death or disability. An employee would also be entitled to receive a prorated portion of the shares of Common Stock, if any, to which he would otherwise have been entitled pursuant to any performance share awards granted to such employee under the Incentive Plan, determined after completion of the applicable performance period for such award and based on the achievement of the applicable performance conditions, and then prorated based on the ratio of the number of complete months that he was employed during such award’s performance period to the total number of months in the performance period. A termination due to death or disability would not result in the acceleration of any stock options held by the employee under the terms of our Incentive Plan and applicable award agreements. In the event of an employee’s termination due to disability, any outstanding options held by such employee would remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of termination) for three (3) years from the date of his or her termination (but in no event after such option’s expiration date). If the employee were to die while employed by the Company or during the three (3) year period following a termination due to disability or retirement, any options held by such employee would remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of his or her death) for three (3) years from the date of his death by his legal representative or such other person who the acquired the option by bequest or inheritance or by reason of his death (but in no event after such option’s expiration date).
Retirement – If an employee’s employment with the Company is terminated by reason of retirement (as defined above), the employee would be entitled to receive a prorated portion of the shares of Common Stock, if any, to which he would otherwise have been entitled pursuant to any performance share awards granted to such employee under the Incentive Plan, determined after completion of the applicable performance period for such award and based on the achievement of the applicable performance conditions, and then prorated based on the ratio of the number of complete months that he was employed during such award’s performance period to the total number of months in the performance period. Any unvested restricted stock units held by such employee would become null and void and be forfeited to the Company at the time of termination. Similarly, a termination due to retirement would not result in the acceleration of any stock options held by the employee under the terms of our Incentive Plan and applicable award agreements. In the event of an employee’s termination due to retirement, any outstanding options held by such employee would remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of termination) for three (3) years from the date of his or her retirement (but in no event after such option’s expiration date). None of our named executive officers are currently retirement eligible.
Voluntary or Involuntary Termination – If an employee’s termination is the result of his or her voluntary termination or involuntary termination (with or without cause), any unvested restricted stock units and any unvested performance shares will become automatically null and void and be forfeited to the Company. In the event an employee is dismissed other than “for cause” (as defined below), any outstanding options held by such employee will remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of termination) for three (3) months after the date of termination. In the event an employee voluntarily terminates his or her employment with the Company, any outstanding options held by such employee will terminate immediately. In the event an employee is terminated “for cause” (as defined below) any outstanding awards held by such employee will terminate immediately.
Under our Incentive Plan, “for cause” means (i) with respect to an employee who is party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of the Company, which agreement or plan contains a definition of “for cause” or “cause” (or words of like import) for purposes of termination of employment thereunder by the Company, “for cause” or “cause” as defined in the most recent of such agreements or plans or (ii) in all other cases, (a) the willful commission by an employee or director of a criminal or other act that causes substantial economic damage to the Company or substantial injury to the business reputation of the Company; (b) the commission by an employee of an act of fraud in the performance of such employee’s duties on behalf of the Company or (c) the continuing willful failure of an employee to perform the duties of such employee to the Company (other than such failure resulting from the employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the employee by the Board or the Compensation Committee. For purposes of the Incentive Plan, no act or failure to act on the employee’s part shall be considered “willful” unless done or omitted to be done by the employee not in good faith and without reasonable belief that the employee’s action or omission was in the best interests of the Company.
Termination Payments and Benefits After a Change-in-Control
The agreements with Messrs. Trammell, Russo and Basso provide for payments and other benefits if such named executive officer is terminated within two (2) years following a Change-in-Control either by (i) us other than for Cause for Termination, death, Disability or Retirement or (ii) the individual’s resignation for Good Reason for Termination.
In addition to any accrued but unpaid benefits, the agreements entitle each named executive officer to an amount of cash equal to the sum of:

•
two (2) times (three (3) times in the case of Mr. Trammell) the sum of his then current annual base salary in the year of termination (or, if greater, (x) in the case of termination for Good Reason for Termination, the named executive officer’s salary preceding the date giving rise to his Good Reason for Termination or (y) the named executive officer’s salary for the year in effect on the date of the Change-in-Control)

•
two (2) times (three (3) times in the case of Mr. Trammell) the greatest of (x) one third (1/3) of the aggregate cash bonuses or awards received by the named executive officer as incentive compensation or bonus during the three (3) calendar years immediately preceding the date of termination, (y) in the case of termination for Good Reason for Termination, one third (1/3) of the aggregate cash bonuses or awards received by the named executive officer as incentive compensation or bonus during the three (3) calendar years preceding the date giving rise to the named executive officer’s Good Reason for Termination or (z) one third (1/3) of the aggregate cash bonuses or awards received by the named executive officer as incentive compensation or bonus during the three (3) calendar years preceding the date of the Change-in-Control

•
an amount equal to the total cash award or bonus that would have been received by the named executive officer under any long-term incentive plan, assuming that, in addition to any goals met prior to the termination date, all goals that were to be measured after such date were achieved and the named executive officer remained employed, less any portion of the cash award or bonus for that award period previously paid to the named executive officer

•
medical insurance and other similar benefits for the period of eighteen (18) months following the termination date, as if such named executive officer remained in our continuous employ during such period

•	unvested options will vest and remain outstanding in accordance with their respective terms
Such payments are to be made to the named executive officer on or before the sixtieth (60th) day following the termination date.
In addition, the restricted stock unit awards granted under the Incentive Plan vest immediately prior to a change-in-control (as defined in the Incentive Plan). Similarly, our Incentive Plan and performance share award agreements provide that, if a change-in-control (as defined in the Incentive Plan) occurs prior to the conclusion of the applicable performance period, then the employee is entitled to one share of Common Stock for each performance share, and if the change-in-control occurs following the conclusion of the applicable performance period but before the settlement of the performance share award, then the employee is entitled to receive the number of shares of Common Stock determined based upon achievement of the applicable performance goals.
Estimated Termination and Change-in-Control Payments
The following tables set forth the potential payments, in addition to accrued benefits, that each of our named executive officers would have been entitled to receive assuming that his employment was terminated on March 31, 2018. The payments shown reflect the maximum amount that would have been paid. These agreements contain a provision which could have the effect of reducing such payments based on the effect of excise taxes applicable to such payments under the Code.
Joel T. Trammell:

Type of Termination	Salary ($)	Bonus ($)	LTIP Payment ($)	Medical and Other Similar Benefit Continuation ($)		Acceleration of Unvested Stock Options ($)	Acceleration of Unvested Stock Awards ($)	Total ($)
Qualifying termination prior to a Change-in-Control (pursuant to his agreement)	650,000	—	—	41,594	(1)	—	—	691,594
Qualifying termination following a Change-in-Control (pursuant to his agreement)	1,950,000	—	—	41,594	(1)	—	—	1,991,594
Death/Disability	—	—	—	—		—	—	—

(1)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA (Consolidated Omnibus Budget Reconciliation Act) rates as of March 31, 2018.
David J. Russo and Ronald Basso:

Name and Type of Termination	Salary ($)	Bonus ($)	LTIP Payment ($)	Medical and Other Similar Benefit Continuation ($)		Acceleration of Unvested Stock Options(1) ($)	Acceleration of Unvested Stock Awards ($)		Total ($)
David J. Russo
Qualifying termination following a Change-in-Control (pursuant to his agreement)	740,000	—	—	27,128	(2)	—	133,600	(3)	900,728
Death/Disability	—	—	—	—		—	85,080	(4)	85,080
Ronald Basso
Qualifying termination following a Change-in-Control (pursuant to his agreement)	735,000	—	—	20,197	(2)	—	246,436	(5)	1,001,633
Death/Disability	—	—	—	—		—	156,188	(6)	156,188

(1)
The Incentive Plan provides that, regardless of employment termination, in the event of a “change-in-control,” all then-outstanding options will vest immediately and become exercisable. For purposes of the Incentive Plan, a “change-in-control” of the Company occurs if (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing (a) fifty percent (50%) or more of the combined voting power of our then-outstanding securities or (b) twenty-five percent (25%) or more but less than fifty percent (50%) of the combined voting power of our then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by our Board; or (ii) at any time a majority of the members of our Board have been elected or designated by any such person; or (iii) our Board approves a sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

The exercise price for all outstanding unvested options at March 31, 2018 that would vest upon a change-in-control is higher than the closing price of the Common Stock on NASDAQ on March 31, 2018 of $2.00.

(2)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA rates as of March 31, 2018.

(3)
This number includes 33,210 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $66,420). It also includes 33,590 shares of Common Stock to be received upon vesting of all outstanding performance share awards, assuming a payout at the target performance level, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $67,180).

(4)
This number includes 33,210 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $66,420). It also includes 9,330 shares of Common Stock to be received upon vesting of all outstanding performance share awards, assuming a payout at the target performance level, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $18,660).

(5)
This number includes 28,888 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $57,776). It also includes 94,330 shares of Common Stock to be received upon vesting of all outstanding performance share awards, assuming a payout at the target performance level, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $188,660).

(6)
This number represents 28,888 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $57,776). It also includes 49,206 shares of Common Stock to be received upon the pro rata vesting of outstanding performance share awards (as described above), assuming a pro rata payout of these shares at the target performance level, at a value of $2.00 per share, the closing price of the Common Stock on NASDAQ on March 31, 2018 (for an aggregate value of $98,412).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following is the report of our Audit Committee with respect to the audited financial statements for Fiscal 2018 included in the 2018 Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
Review with Management
Our Audit Committee has reviewed and discussed the Company’s audited financial statements with our management.
Review and Discussions with Independent Registered Public Accounting Firm
Our Audit Committee has discussed with BDO, the Company’s independent registered public accounting firm for Fiscal 2018, the matters required to be discussed by applicable standards, which includes, among other items, matters related to the conduct of the audit of the financial statements.
Our Audit Committee has also received written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and its related entities) and has discussed with BDO its independence from the Company.
Conclusion
Based on the review and discussions referred to above, our Audit Committee recommended to our Board that the Company’s audited financial statements be included in the 2018 Form 10-K.

Audit Committee:

Richard L. Crouch, Chairman
Cynthia J. Comparin
Thomas G. Greig
John S. Heller

EQUITY PLAN COMPENSATION INFORMATION
The following table sets forth information about our equity compensation plans as of March 31, 2018:

	(a)	(b)	(c)
Plans	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders	1,798,252	19.30	1,717,799
Equity compensation plans not approved by security holders	—	—	—
Total	1,798,252	19.30	1,717,799

(1)
Includes both vested and unvested options. Also includes outstanding restricted stock units and performance share awards at the target level of performance. See the CD section of this proxy statement for a discussion of our restricted stock units and performance share awards. Of the 1,798,252 awards outstanding as of March 31, 2018, 687,782 are Full-Value Awards. “Full-Value Awards” are any awards which may result in the issuance of Common Stock other than a stock option or stock appreciation right.

(2)	Does not take into account the outstanding restricted stock units and performance share awards.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information publicly available, as of March 31, 2018, regarding the beneficial ownership of our Common Stock by all stockholders known by us to be beneficial owners of more than five percent (5%) of our outstanding Common Stock:

Name and Address of Beneficial Owner	Number of Shares	Percent of Shares(4)
FMR LLC (1) 245 Summer Street, Boston, MA 02210	1,806,547	11.9%
Paradigm Capital Management, Inc. (2) Nine Elk Street, Albany, NY 12207	1,395,800	9.2%
Dimensional Fund Advisors LP (3) Building One, 6300 Bee Cave Road, Austin, TX 78746	1,020,131	6.7%

(1)
FMR LLC, Abigail P. Johnson and the Fidelity Low-Priced Stock Fund filed a Schedule 13G/A (Amendment No. 20) with the SEC on February 13, 2018, in which they reported aggregate beneficial ownership of 1,806,547 shares as of December 31, 2017. Each reporting person has sole power to dispose of all of the shares owned by such reporting person. According to such filing, neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees.

(2)
Paradigm Capital Management, Inc. filed a Schedule 13G with the SEC on February 9, 2018, in which it reported aggregate beneficial ownership of 1,395,800 shares as of December 31, 2017, of which it had sole voting power and sole dispositive power with respect to all 1,395,800 shares.

(3)
Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G/A (Amendment No. 11) with the SEC on February 9, 2018, in which it reported aggregate beneficial ownership of 1,020,131 shares as of December 31, 2017. Dimensional is a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). According to the Schedule 13G/A, of the shares beneficially owned by Dimensional as of December 31, 2017, it had sole voting power with respect to 948,440 of the shares and sole dispositive power with respect to all of the shares, by virtue of its role as investment adviser to the Dimensional Funds. However, Dimensional expressly disclaimed beneficial ownership of such securities.

(4)	Based on 15,140,665 shares outstanding as of March 31, 2018.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information available to us, as of March 31, 2018, regarding the shares of our Common Stock beneficially owned by: (i) each of our directors; (ii) each of our named executive officers; and (iii) all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares		Percent of Shares(5)
Ronald Basso(1)	179,031		1.2%
Cynthia J. Comparin	12,350		*
Richard L. Crouch(2)	55,850	(3)	*
Richard C. Elias	40,820		*
Thomas G. Greig(2)	88,851		*
John S. Heller	42,320		*
David J. Russo(1)	33,139		*
Joel T. Trammell	77,320		*
All directors and executive officers as a group of eight (8) persons(4)	529,681		3.5%

(1)
Includes for Messrs. Basso and Russo: 143,229 and 22,070 shares, respectively, pursuant to rights to acquire such shares as a result of options vested as of March 31, 2018 or vesting within sixty (60) days thereafter granted under the Employee Plan or under the Incentive Plan. Also includes for Messrs. Basso and Russo: 12,701 and 11,069 shares, respectively, pursuant to grants of restricted stock units under the Incentive Plan which vested within sixty (60) days of March 31, 2018.

(2)
Includes for each of Messrs. Crouch and Greig, 6,000 shares pursuant to rights to acquire such shares as a result of vested options as of March 31, 2018 granted under the Company’s 1992 Director Stock Option Plan, as amended (the “Director Plan”). These options expired on May 27, 2018.

(3)	Includes 48,150 shares beneficially owned by Mr. Crouch's spouse over which he disclaims beneficial ownership.

(4)
Includes for all directors and executive officers as a group 201,069 shares pursuant to rights to acquire such shares as a result of options and restricted stock units vested as of March 31, 2018 or vesting within sixty (60) days thereafter, granted under the Employee Plan, the Director Plan or the Incentive Plan.

(5)	Based on 15,140,665 shares outstanding as of March 31, 2018.
The difference between the amounts set forth in the above table and the amounts indicated in the footnotes are shares owned outright either directly or indirectly.

*	Represents less than 1% of our outstanding Common Stock.

INDEPENDENT PUBLIC ACCOUNTANTS
Fees Incurred by Us from BDO during Fiscal 2018 and Fiscal 2017
Audit Fees: An aggregate of $1,847,000 was incurred for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2018, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2018. An aggregate of $1,671,000 was incurred for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2017 and our internal controls over financial reporting, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2017.
Audit-Related Fees: No audit-related fees were incurred from BDO during Fiscal 2018 or Fiscal 2017.
Tax Fees: No tax fees from BDO were incurred during Fiscal 2018 or Fiscal 2017.
All Other Fees: BDO did not render any other professional services to us during Fiscal 2018 or Fiscal 2017.
All services performed by BDO that are required to be pre-approved under the SEC’s and NASDAQ’s rules and the Audit Committee’s charter are approved by our Audit Committee or its chair prior to BDO’s engagement for such services. In the case of an approval by the chair of our Audit Committee, such approval is presented for ratification by our Audit Committee at its next regular meeting.
ADDITIONAL INFORMATION
FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION
A copy of the 2018 Form 10-K is available to stockholders. A stockholder may obtain such copy free of charge in the “About Black Box - Investor Relations - Financials & Filings” section of our website at www.blackbox.com or by writing to the Investor Relations Department, Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).
SOLICITATION OF PROXIES
We will pay the expenses in connection with the printing, assembling and mailing to the holders of our Common Stock the Notice of Annual Meeting of Stockholders, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies personally or by telephone, facsimile or email. We may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.
STOCKHOLDER NOMINATIONS AND PROPOSALS
Stockholders who believe they are eligible to have their proposals included in our proxy statement for the annual meeting expected to be held in August 2019, in addition to other applicable requirements established by the SEC, must ensure that their proposals are received by the Secretary of the Company not later than March 1, 2019.
Our By-laws establish an advance notice procedure for stockholders to make nominations for the position of director and to propose business to be transacted at an annual meeting. Our By-laws provide that notice of nominations for director and proposals for business must be given to the Secretary of the Company not later than 150 days prior to the anniversary date of the prior year’s annual meeting. For the annual meeting expected to be held in August 2019, notice of nominations and proposals under this provision must be received by March 11, 2019.

Such notice must set forth in reasonable detail information concerning the nominee (in the case of a nomination for election to our Board) or the substance of the proposal (in the case of any other stockholder proposal), and shall include: (i) the name and residence address and business address of the stockholder who intends to present the nomination or other proposal or of any person who participates or is expected to participate in making such nomination and of the person or persons, if any, to be nominated and the principal occupation or employment and the name, type of business and address of the business and address of the corporation or other organization in which such employment is carried on of each such stockholder, participant and nominee; (ii) a representation that the proponent of the proposal is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice, including the number of shares of each class of our stock which are beneficially owned by the proponent as of the date of the notice and the proponent’s agreement to notify us in writing of the number of shares of each class of our stock which are beneficially owned by the proponent as of the record date promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed along with a description of any agreement, arrangement or understanding (including any derivative securities or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, swaps or borrowed or loaned shares, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of the proponent or any of the proponent’s affiliates or associates with respect to any shares of our stock) that has been entered into as of the date of the proponent’s notice, by or on behalf of such proponent or any affiliate or associate of such proponent, with respect to any shares of our stock, and the proponent’s agreement to notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed; (iii) a description of all agreements, arrangements or understandings between the proponent and any other person or persons (naming such person or persons) pursuant to which the nomination or other proposal is to be made by the proponent; (iv) such other information regarding each proposal and each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nomination or other proposal been made by our Board and (v) the consent of each nominee, if any, to serve as a director on our Board, if elected. Within fifteen (15) days following the receipt by the Secretary of a notice of nomination or proposal pursuant hereto, the Secretary will advise the proponent in writing of any deficiencies in the notice and of any additional information we require to determine the eligibility of the proposed nominee or the substance of the proposal. A proponent who has been notified of deficiencies in the notice of nomination or proposal and/or of the need for additional information must cure such deficiencies and/or provide such additional information within fifteen (15) days after receipt of the notice of such deficiencies and/or the need for additional information. The presiding officer of a meeting of stockholders may, in his or her sole discretion, refuse to acknowledge a nomination or other proposal presented by any person that does not comply with the foregoing procedure and, upon his or her instructions, all votes cast for such nominee or with respect to such proposal may be disregarded.
Our By-laws also provide that certain eligible stockholders or groups of stockholders will be entitled to include a certain number of their nominees in the Company’s proxy statement for its annual meeting, beginning in 2018 (so-called “proxy access”) provided the requirements set forth in the By-laws are met on a timely basis. Please refer to our By-laws for the details regarding our proxy access provisions.
Our By-laws do not limit or restrict the ability of a stockholder to present any proposal made by such stockholder in accordance with SEC requirements. A copy of our By-laws is available upon request.
OTHER MATTERS
Our management does not intend to present nor, in accordance with our By-laws, has it received proper notice from any person who intends to present, any matter for action by stockholders at the Annual Meeting to be held on August 8, 2018, other than as stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business that properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote on any such matters in accordance with their best judgment.

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P	BLACK BOX CORPORATION
R	1000 Park Drive
O	Lawrence, Pennsylvania 15055
X	This Proxy is Solicited on Behalf of the
Y	Board of Directors of the Company
The undersigned stockholder hereby appoints Joel T. Trammell and Thomas G. Greig, and each of them, as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to consider and vote, as designated on the reverse, all of the shares of stock of Black Box Corporation (the “Company”) that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, August 8, 2018, at 9:00 a.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055, on the following matters:
Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors FOR the nominees listed, FOR proposal number 2 and FOR proposal number 3, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF
BLACK BOX CORPORATION
August 8, 2018
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
The proxy statement and Company’s 2018 Annual Report to stockholders are available at www.proxydocs.com/bbox
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788.

â Please detach along perforated line and mail in the envelope provided. â

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The Board of Directors recommends a vote “FOR” each of the nominees listed,
“FOR” proposal number 2 and “FOR” proposal number 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of six (6) members of the Board of Directors:			2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2019.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: O Cynthia J. Comparin O Richard L. Crouch O Richard C. Elias O Thomas G. Greig O John S. Heller O Joel T. Trammell		FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The Board of Directors has established the close of business on Friday, June 15, 2018 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Proxies shall have discretionary power to vote upon such other matters as may come before this meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF
BLACK BOX CORPORATION
August 8, 2018

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
Vote online/by phone until 12:00 AM EDT the day of the meeting.
ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The proxy statement and Company’s 2018 Annual Report to stockholders are available at www.proxydocs.com/bbox

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet â

■					43320
The Board of Directors recommends a vote “FOR” each of the nominees listed,
“FOR” proposal number 2 and “FOR” proposal number 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of six (6) members of the Board of Directors:			2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2019.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: O Cynthia J. Comparin O Richard L. Crouch O Richard C. Elias O Thomas G. Greig O John S. Heller O Joel T. Trammell		FOR	AGAINST	ABSTAIN
			3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
The Board of Directors has established the close of business on Friday, June 15, 2018 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Proxies shall have discretionary power to vote upon such other matters as may come before this meeting or any adjournment thereof.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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